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                         AGREEMENT AND PLAN OF REORGANIZATION

                                   BY AND BETWEEN

                                GREATER BAY BANCORP

                                        AND

                                   COAST BANCORP






                                 DECEMBER 14, 1999

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                        AGREEMENT AND PLAN OF REORGANIZATION


       THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into as of the 14th day of December, 1999, by and between GREATER BAY BANCORP, a California corporation ("GBB"), and COAST BANCORP, a California corporation ("Coast").

       WHEREAS, the Boards of Directors of GBB and Coast deem advisable and in the best interests of their respective shareholders the merger of Coast with and into GBB (the "Merger") upon the terms and conditions set forth herein and in accordance with the California General Corporation Law (the "CGCL") (GBB, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation");

       WHEREAS, the Boards of Directors of GBB and Coast have approved the Merger pursuant to this Agreement and the Agreement of Merger by and between GBB and Coast (the "Agreement of Merger"), in substantially the form of EXHIBIT A attached hereto, pursuant to which Coast will merge with and into GBB and each outstanding share of Coast common stock, no par value ("Coast Stock"), excluding any Coast Perfected Dissenting Shares (as defined below), will be converted into the right to receive a specified amount of GBB common stock, no par value ("GBB Stock"), upon the terms and subject to the conditions set forth herein;

       WHEREAS, as an inducement to GBB to enter into this Agreement, Coast desires to, and immediately after the execution and delivery hereof will, enter into a stock option agreement (the "Stock Option Agreement") dated as of the date hereof with GBB, pursuant to which Coast shall grant to GBB an option to purchase shares of Coast Stock; and

       WHEREAS, the Merger is intended to qualify as a tax-free reorganization within the meaning of the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

       NOW, THEREFORE, on the basis of the foregoing recitals and in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties hereto do covenant and agree as follows:

                                     ARTICLE 1.

                                    DEFINITIONS

       Except as otherwise expressly provided for in this Agreement, or unless the context otherwise requires, as used throughout this Agreement the following terms shall have the respective meanings specified below:

       "Affiliate" of, or a person "Affiliated" with, a specific person(s) is a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person(s) specified.

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       "Affiliated Group" means, with respect to any entity, a group of entities required or permitted to file consolidated, combined or unitary Tax Returns (as defined herein).

       "Agreement of Merger" has the meaning set forth in the second recital of this Agreement.

       "Average Closing Price" means the average of the daily closing price of a share of GBB Stock reported on the Nasdaq National Market System during the 20 consecutive trading days ending at the end of the third trading day immediately preceding the Effective Time of the Merger (as defined herein).

       "BAB" means Bay Area Bank, a California state chartered bank and wholly owned subsidiary of GBB.

       "BBC" means Bay Bank of Commerce, a California state chartered bank and wholly owned subsidiary of GBB.

       "Banks" means BAB, BBC, CNB, GGB, MPB and PBC.

       "Benefit Arrangements" has the meaning set forth in Section 4.20(b).

       "BHC Act" means the Bank Holding Company Act of 1956, as amended.

       "Business Day" means any day other than a Saturday, Sunday or day on which a bank chartered under the laws of the State of California is closed.

       "CCB" means Coast Commercial Bank, a California state chartered bank and wholly owned subsidiary of Coast.

       "Certificates" has the meaning set forth in Section 2.5(b).

       "CFC" means California Financial Code.

       "CGCL" has the meaning set forth in the second recital of this Agreement.

       "Classified Credits" has the meaning set forth in Section 6.7.

       "Closing" means the consummation of the Merger provided for in Article 2 of this Agreement on the Closing Date (as defined herein) at the offices of Greater Bay Bancorp, 400 Emerson Street, Palo Alto, California, or at such other place as the parties may agree upon.

       "Closing Date" means the date which is the first Friday which follows the last to occur of (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of Coast and GBB, (ii) the receipt of all permits, authorizations, approvals and consents specified


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in Section 9.3 hereof, (iii) the expiration of all applicable waiting periods under the law, (iv) the expiration of the 30 day period following the mailing by Coast to its shareholders of a notice of approval of the Merger by the outstanding shares pursuant to Section 1301 of the CGCL, or such other date as the parties may agree upon.

       "Coast 401(k) Plan" means the Coast Commercial Bank Employee Stock Ownership Plan with 401(k) Provisions.

       "Coast Adjusted Book Value" means the total stockholders' equity of Coast as reflected on the consolidated financial statements to be provided by Coast to GBB pursuant to Section 11.14, as adjusted (a) to eliminate all amounts received by Coast in connection with the exercise of any Coast Stock Options (as defined herein) since September 30, 1999, (b) to eliminate any amount related to accumulated other comprehensive income and including instead on such financial statements the amount of Coast's consolidated accumulated other comprehensive income as of September 30, 1999, (c) to deduct any dividends to be paid pursuant to Section 6.1(b) hereof after the date of such financial statements and (d) to eliminate amounts paid or accrued for Merger-related expenses, including but not limited to, legal, accounting and financial advisory fees.

       "Coast Conflicts and Consents List" has the meaning set forth in Section 4.6.

       "Coast Contract List" has the meaning set forth in Section 4.16.

       "Coast Derivatives List" has the meaning set forth in Section 4.32.

       "Coast Dissenting Shares" means any shares of Coast Stock held by "dissenting shareholders" within the meaning of Chapter 13 of the CGCL.

       "Coast Employee Plan List" has the meaning set forth in Section 4.20.

       "Coast Environmental Compliance List" has the meaning set forth in
Section 4.12(b).

       "Coast Filings" has the meaning set forth in Section 4.5.

       "Coast Filings List" has the meaning set forth in Section 4.5.

       "Coast Indemnification List" has the meaning set forth in Section 4.30.

       "Coast Insurance List" has the meaning set forth in Section 4.7.

       "Coast Intellectual Property List" has the set forth in Section 4.35.

       "Coast Investment Securities List" has the meaning set forth in` Section 4.26.


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       "Coast List" means any list required to be furnished by Coast to GBB herewith.

       "Coast Litigation List" has the meaning set forth in Section 4.10.

       "Coast Loan List" has the meaning set forth in Section 4.25.

       "Coast Offices List" has the meaning set forth in Section 4.23.

       "Coast Operating Losses List" has the meaning set forth in Section 4.24.

       "Coast Perfected Dissenting Shares" means Coast Dissenting Shares which the holders thereof have not withdrawn or caused to lose their status as Coast Dissenting Shares.

       "Coast Personal Property List" has the meaning set forth in Section 4.8.

       "Coast Property" has the meaning set forth in Section 4.12(b).

       "Coast Real Property List" has the meaning set forth in Section 4.9.

       "Coast Shareholders' Meeting" means the meeting of Coast's shareholders referred to in Section 6.6.

       "Coast Stock" has the meaning set forth in the second recital of this Agreement.

       "Coast Stock Option" means any option issued pursuant to the Coast Stock Option Plan.

       "Coast Stock Option Plan" means the Coast Bancorp 1995 Amended and Restated Stock Option Plan.

       "Coast Supplied Information" has the meaning set forth in Section 4.34.

       "Coast Tax List" has the meaning set forth in Section 4.11.

       "Coast Undisclosed Liabilities List" has the meaning set forth in Section 4.19.

       "CNB" means Cupertino National Bank, a national banking association and wholly owned subsidiary of GBB.

       "Code" has the meaning set forth in the fourth recital of this Agreement.

       "Commissioner" means the Commissioner of the Department of Financial Institutions of the State of California.

       "Competing Transaction" has the meaning set forth in Section 6.1(n).


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       "Conversion Ratio" has the meaning set forth in Section 2.2(a).

       "Covered Person" has the meaning set forth in Section 4.30.

       "Deloitte & Touche" means Deloitte & Touche LLP, Coast's independent auditors and accountants.

       "DFI" means the Department of Financial Institutions of the State of California.

       "Effective Time of the Merger" means the date upon which the Merger is consummated and the Agreement of Merger is filed with the Secretary of State.

       "Employee Plans" has the meaning set forth in Section 4.20(a).

       "Encumbrance" shall mean any option, pledge, security interest, lien, charge, encumbrance or restriction (whether on voting or disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

       "Environmental Regulations" has the meaning set forth in Section 4.12(b).

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "ERISA Affiliates" has the meaning set forth in Section 4.20(a).

       "Exchange Act" means the Securities Exchange Act of 1934, as amended.

       "Exchange Agent" means Norwest Bank Minnesota, N.A.

       "Exchange Fund" has the meaning set forth in Section 2.5(a) hereof.

       "FDIC" means the Federal Deposit Insurance Corporation.

       "Financial Statements of GBB" means the audited consolidated financial statements of GBB consisting of the consolidated balance sheets as of December 31, 1996, 1997 and 1998, the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended and the related notes thereto and related opinions thereon for the years then ended and GBB's unaudited consolidated balance sheets and consolidated statement of operations and cash flows as of and for the nine month period ended September 30, 1999.

       "Financial Statements of Coast" means the consolidated financial statements of Coast consisting of the consolidated balance sheets as of December 31, 1996, 1997 and 1998, the related statements of income, stockholders' equity and cash flows for the years then ended and related notes thereto and related opinions thereon for the years then ended and Coast's unaudited


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consolidated balance sheet and consolidated statement of income and cash flows as of and for the nine month period ended September 30, 1999.

       "FRB" means the Board of Governors of the Federal Reserve System.

       "GBB 401(k) Plan" means the Greater Bay Bancorp 401(k) Profit Sharing
Plan.

       "GBB Acquisition Transaction" has the meaning set forth in Section 2.2(a)(iv).

       "GBB Conflicts and Consents List" has the meaning set forth in Section
5.5.

       "GBB Dissenting Shares" means any shares of GBB Stock held by "dissenting shareholders" within the meaning of Chapter 13 of the CGCL.

       "GBB Environmental Compliance List" has the meaning set forth in Section 5.9(b).

       "GBB Filings" has the meaning set forth in Section 5.4.

       "GBB Perfected Dissenting Shares" means any GBB Dissenting Shares which the holders thereof have not withdrawn or caused to lose their status as GBB Dissenting Shares.

       "GBB Property" has the meaning set forth in Section 5.12(b).

       "GBB Shareholders' Meeting" means the meeting of GBB's shareholders referred to in Section 7.12.

       "GBB Stock" has the meaning set forth in the second recital of this Agreement.

       "GBB Stock Option" means any option issued pursuant to the GBB Stock Option Plan.

       "GBB Stock Option Plan" means the Greater Bay Bancorp 1996 Stock Option Plan, as amended.

       "GBB Subsidiaries" means each of the Banks, Pacific Business Funding Corporation and Peninsula Real Estate Corporation.

       "GBB Supplied Information" has the meaning set forth in Section 5.14.

       "GBB Undisclosed Liabilities List" has the meaning set forth in Section 5.12.

       "GGB" means Golden Gate Bank, a California state chartered bank and wholly owned subsidiary of GBB.


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       "Governmental Entity" shall mean any court or tribunal in any jurisdiction or any United States federal, state, municipal, domestic, foreign or other administrative authority or instrumentality.

       "Hazardous Materials" has the meaning set forth in Section 4.12(b).

       "Immediate Family" means a person's spouse, parents, in-laws, children and siblings.

       "Investment Security" means any equity security or debt security as defined in Statement of Financial Accounting Standards No. 115.

       "IRS" means the Internal Revenue Service.

       "Joint Proxy Statement and Prospectus" means the Joint Proxy Statement and Prospectus that is included as part of the Registration Statement on Form S-4 (as defined herein) and used to solicit proxies for the Coast Shareholders' Meeting and the GBB Shareholders' Meeting and to offer and sell the shares of GBB Stock to be issued in connection with the Merger.

       "MPB" means Mid-Peninsula Bank, a California state chartered bank and wholly-owned subsidiary of GBB.

       "Operating Loss" has the meaning set forth in Section 4.24.

       "PBC" means Peninsula Bank of Commerce, a California state chartered bank and wholly owned subsidiary of GBB.

       "Person" means any individual, corporation, association, partnership, limited liability company, trust, joint venture, other entity, unincorporated body, government or governmental department or agency.

       "PwC" means PricewaterhouseCoopers LLP, GBB's independent public accountants.

       "Related Group of Persons" means Affiliates, members of an Immediate Family or Persons the obligations of whom would be attributed to another Person pursuant to the regulations promulgated by the SEC (as defined herein).

       "Registration Statement on Form S-4" means the Registration Statement on Form S-4, and such amendments thereto, that is filed with the SEC to register the shares of GBB Stock to be issued in the Merger under the Securities Act and to clear use of the Joint Proxy Statement and Prospectus in connection with the Coast Shareholders' Meeting and the GBB Shareholders' Meeting pursuant to the regulations promulgated under the Exchange Act.

       "Sandler O'Neill Agreement" means the letter agreement dated June 1, 1999 between Coast and Sandler O'Neill & Partners, L.P.

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       "Scheduled Contracts" has the meaning set forth in Section 4.16.

       "SEC" means the Securities and Exchange Commission.

       "Secretary of State" means the Secretary of State of the State of California.

       "Securities Act" means the Securities Act of 1933, as amended.

       "Stock Option Agreement" has the meaning set forth in the third recital of this Agreement.

       "Surviving Corporation" has the meaning set forth in the first recital of this Agreement.

       "Tanks" has the meaning set forth in Section 4.12(b).

       "Tax Returns" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

       "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, corporation and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i); and (iii) any transferred liability in respect of any items described in clauses (i) and/or (ii).

       "Top Up Option" means, in the event that the Average Closing Price is less than $32.84, the right of GBB to elect to issue that number of shares of GBB Stock equal to the quotient obtained by dividing $22.17 by the Average Closing Price.

       "Understanding" means any contract, agreement, understanding, commitment or offer, whether oral or written, which may become a binding obligation if accepted by another Person.

                                     ARTICLE 2.

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                                  TERMS OF MERGER

       2.1. EFFECT OF MERGER AND SURVIVING CORPORATION. At the Effective Time of the Merger, Coast will be merged with and into GBB pursuant to the terms, conditions and provisions of the Agreement of Merger and in accordance with the applicable provisions of the CGCL. By virtue of the Merger, all the rights, privileges, powers and franchises and all property and assets of every kind and description of Coast and GBB shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the interests of every kind of Coast and GBB, including all debts due to either of them on whatever account, shall be the property of the Surviving Corporation as they were of Coast and GBB and the title to any interest in real property and any interest in personal property vested by deed or otherwise in either Coast or GBB shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of Coast and GBB shall be preserved unimpaired and all debts, liabilities and duties of Coast and GBB shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

       2.2. STOCK OF COAST. Subject to Section 2.4, each share of Coast Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, without any further action on the part of Coast or the holders of such shares, be treated on the basis set forth herein.

              (a) CONVERSION OF COAST STOCK. At the Effective Time of the Merger, pursuant to the Agreement of Merger, each outstanding share of Coast Stock excluding any Coast Perfected Dissenting Shares shall, without any further action on the part of Coast or the holders of any such shares, be automatically canceled and cease to be an issued and outstanding share of Coast Stock and be converted into shares of GBB Stock (the "Conversion Ratio") as follows:

              (i) If the Average Closing Price is greater than or equal to $32.84 or less than or equal to $38.16, 0.675 shares of GBB Stock;

              (ii) If the Average Closing Price is greater than $38.16, a number of shares of GBB Stock equal to the quotient obtained by dividing (x) $25.76 plus the product of 0.333 times the difference between the Average Closing Price and $38.16, by (y) the Average Closing Price; or

              (iii) If the Average Closing Price is less than $32.84, GBB may, but shall not be required to, elect the Top Up Option. GBB shall notify Coast in writing, within one Business Day of the calculation of the Average Closing Price, whether GBB will elect the Top Up Option. If GBB does not elect the Top Up Option, Coast may terminate the Agreement pursuant to
Section 13.1(m) within one Business Day from the date of receipt of written notice from GBB of its decision not to elect the Top Up Option. If Coast does not give GBB written notice of its decision to so terminate the Agreement within such one Business Day period, the Conversion Ratio will be
0.675 shares of GBB Stock.  If GBB elects the Top Up Option, the Conversion


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Ratio will equal that number of shares of GBB Stock equal to the quotient obtained by dividing $22.17 by the Average Closing Price.

              (iv) In the event that, prior to the Closing Date, GBB publicly announces the signing of a definitive agreement with a third party with respect to a business combination, tender offer or similar transaction which if consummated would result in the GBB shareholders as of the date of such announcement owning less than 51% of the outstanding shares of common stock of the surviving corporation, the price to be paid to GBB shareholders in such transaction would exceed $38.16 and such transaction is not terminated or abandoned prior to the Closing Date (a "GBB Acquisition Transaction"), the Conversion Ratio shall be 0.675 shares of GBB Stock. If such GBB Acquisition Transaction is terminated or abandoned during the period for determining the Average Closing Price, GBB can elect to either set the Conversion Ratio at 0.675 shares of GBB Stock or unilaterally delay the Closing Date to a date which is 25 trading days after the date of the public announcement of the termination or abandonment of such GBB Acquisition Transaction. To preserve the rights of holders of shares of Coast Stock pursuant to this Section 2.2(a)(iv), GBB and Coast agree to coordinate the closing of any GBB Acquisition Transaction with the Closing and to cooperate with such third party in otherwise accomplishing the purpose hereof. In no event shall GBB close any GBB Acquisition Transaction that does not result in the purposes of this Section 2.2(a)(iv) being accomplished, subject to the provisions of Section 14.1(b).

              (b) COAST PERFECTED DISSENTING SHARES. Coast Perfected Dissenting Shares shall not be converted into shares of GBB Stock, but shall, after the Effective Time of the Merger, be entitled only to such rights as are granted them by Chapter 13 of the CGCL. Each dissenting shareholder who is entitled to payment for his shares of Coast Stock shall receive such payment in an amount as determined pursuant to Chapter 13 of the CGCL.

              (c) DIVIDENDS, ETC. If, prior to the Effective Time of the Merger, GBB shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the GBB Stock, or make a distribution on the GBB Stock in any security convertible into GBB Stock, with a record date prior to the Effective Time of the Merger, appropriate adjustment or adjustments will be made to the Conversion Ratio.

       2.3. EFFECT ON GBB STOCK. At the Effective Time of the Merger, each outstanding share of GBB Stock shall remain an outstanding share of GBB Stock and shall not be converted or otherwise affected by the Merger. GBB Perfected Dissenting Shares shall, after the Effective Time of the Merger, be entitled only to such rights as are granted them by Chapter 13 of the CGCL. Each dissenting shareholder who is entitled to payment for his or her shares of GBB Stock shall receive such payment in an amount as determined pursuant to Chapter 13 of the CGCL.

       2.4. FRACTIONAL SHARES. No fractional shares of GBB Stock shall be issued in the Merger. In lieu thereof, each holder of Coast Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (calculated to the nearest


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cent) obtained by multiplying (a) the closing price of GBB Stock reported on the Nasdaq National Market System on the Business Day immediately preceding the Closing Date times (b) the fraction of the share of GBB Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fraction.

       2.5    EXCHANGE PROCEDURES.

              (a) As of the Effective Time of the Merger, GBB shall have deposited with the Exchange Agent for the benefit of the holders of shares of Coast Stock, for exchange in accordance with this Section 2.5 through the Exchange Agent, certificates representing the shares of GBB Stock issuable pursuant to Section 2.2 in exchange for shares of Coast Stock outstanding immediately prior to the Effective Time of the Merger, and funds in an amount not less than the amount of cash payable in lieu of fractional shares of GBB Stock which would otherwise be issuable in connection with Section 2.2 hereof but for the operation of Section 2.4 of this Agreement (collectively, the "Exchange Fund").

              (b) GBB shall direct the Exchange Agent to mail, promptly after the Effective Time of the Merger, to each holder of record of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of Coast Stock (the "Certificates") whose shares were converted into the right to receive shares of GBB Stock pursuant to Section
2.2 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as GBB and Coast may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of GBB Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by GBB, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of GBB Stock and cash in lieu of fractional shares which such holder has the right to receive pursuant to Sections 2.2 and 2.4 hereof, and the Certificate so surrendered shall forthwith be canceled. In the event a certificate is surrendered representing Coast Stock, the transfer of ownership of which is not registered in the transfer records of Coast, a certificate representing the proper number of shares of GBB Stock may be issued to a transferee if the Certificate representing such Coast Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the certificate representing shares of GBB Stock and cash in lieu of any fractional shares of stock as contemplated by this
Section 2.5. Notwithstanding anything to the contrary set forth herein, if any holder of shares of Coast should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder may deliver in lieu thereof a bond in form and substance and with surety reasonably satisfactory to GBB and shall be entitled to receive the certificate representing the proper number


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of shares of GBB Stock and cash in lieu of fractional shares in accordance with Sections 2.2 and 2.4 hereof.

              (c) No dividends or other distributions declared or made with respect to GBB Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of GBB Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4 until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of GBB Common Stock issued in exchange thereof, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of GBB Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of GBB Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of GBB Stock.

              (d) All shares of GBB Stock issued upon the surrender for exchange of Coast Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Coast Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Coast Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to GBB for any reason, they shall be canceled and exchanged as provided in this Agreement.

              (e) Any portion of the Exchange Fund which remains undistributed to the shareholders of Coast following the passage of six months after the Effective Time of the Merger shall be delivered to GBB, upon demand, and any shareholders of Coast who have not theretofore complied with this
Section 2.5 shall thereafter look only to GBB for payment of their claim for GBB Stock, any cash in lieu of fractional shares of GBB Stock and any dividends or distributions with respect to GBB Stock.

              (f) Neither GBB nor Coast shall be liable to any holder of shares of Coast Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

              (g) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of GBB Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of GBB Stock for the account of the Persons entitled thereto.


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              (h)  Certificates surrendered for exchange by any Person
constituting an "Affiliate" of Coast for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing whole shares of GBB Stock until GBB has received a written agreement from such person as provided in Section 6.9.

       2.6. DIRECTORS OF SURVIVING CORPORATION AND CCB. Commencing with the first meeting of the GBB Board of Directors after the Effective Time of the Merger, the Board of Directors of the Surviving Corporation shall be comprised of the persons serving as directors of GBB immediately prior to the Effective Time of the Merger, and James C. Thompson, or if he is unable or unwilling to serve, such other member of Coast's Board of Directors designated by Coast and reasonably acceptable to GBB. Such persons shall serve until the earlier of their resignation or removal or until their respective successors are duly
elected and qualified.   Immediately after the Effective Time of the Merger,
David L. Kalkbrenner, or such other person designated by GBB and reasonably acceptable to Coast, shall be appointed to the Board of Directors of CCB. Commencing with the first calendar quarter after the Effective Time of the Merger, the CCB Board of Directors will meet on a quarterly basis and the CCB director fees will be revised to equal the amount of director fees paid to members of the Boards of Directors of the Banks.

       2.7 EXECUTIVE OFFICERS OF SURVIVING CORPORATION. Immediately after the Effective Time of the Merger, the executive officers of the Surviving Corporation shall be comprised of the persons serving as executive officers of GBB immediately prior to the Effective Time of the Merger. Such persons shall serve until the earlier of their resignation or termination.

                                     ARTICLE 3.

                                    THE CLOSING

       3.1.   CLOSING DATE.  The Closing shall take place on the Closing Date.

       3.2. EXECUTION OF AGREEMENTS. As soon as practicable after execution of this Agreement, the Agreement of Merger together with all other agreements necessary to consummate the transactions described herein shall be executed by the parties thereto. On the Closing Date, the Agreement of Merger, together with all requisite certificates, shall be duly filed with the Secretary of State as required by applicable law and regulations.

       3.3 FURTHER ASSURANCES. At the Closing, the parties hereto shall deliver, or cause to be delivered, such documents or certificates as may be necessary in the reasonable opinion of counsel for any of the parties, to effectuate the transactions contemplated by this Agreement. From and after the Effective Time of the Merger, each of the parties hereto covenants and agrees, without the necessity of any further consideration whatsoever, to execute, acknowledge and deliver any and all other documents and instruments and take any and all such other action as may be reasonably necessary or desirable to more effectively carry out the intent and purpose of this Agreement and the Agreement of Merger.

                                     ARTICLE 4.

                      REPRESENTATIONS AND WARRANTIES OF COAST

              Coast represents and warrants to GBB as follows:

       4.1. INCORPORATION, STANDING AND POWER. Coast has been duly organized, is validly existing and in good standing as a corporation under the laws of the State of California and is registered as a bank holding company under the BHC Act. CCB is a California state chartered bank duly organized, validly existing and in good standing under the laws of the State of California and is authorized by the DFI to conduct a general banking business. CCB's deposits are insured by the FDIC in the manner and to the fullest extent provided by law. Each of Coast and CCB has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Neither the scope of the business of Coast or CCB nor the location of any of their respective properties requires that either Coast or CCB be licensed to do business in any jurisdiction other than the State of California where the failure to be so licensed would, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of Coast on a consolidated basis. Coast has delivered to GBB true and correct copies of its and CCB's Articles of Incorporation and Bylaws, as amended, and in effect as of the date hereof.

       4.2.   CAPITALIZATION.

              (a) As of the date of this Agreement, the authorized capital stock of Coast consists of 40,000,000 shares of Coast Stock, of which 4,818,578 shares are outstanding, and 10,000,000 shares of preferred stock, none of which are outstanding. All of the outstanding shares of Coast Stock are duly authorized, validly issued, fully paid and nonassessable. Except for Coast Stock Options covering 301,660 shares of Coast Stock granted pursuant to the Coast Stock Option Plan, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Coast Stock nor any securities convertible into such stock, and Coast is not obligated to issue any additional shares of its common stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock. Coast has furnished GBB a list (the "Coast Option List") setting forth the name of each holder of a Coast Option, the number of shares of Coast Stock covered by each such option, the vesting schedule of such option, the exercise price per share and the expiration date of each such option.

              (b) As of the date of this Agreement, the authorized capital stock of CCB consists of 3,000,000 shares of common stock, no par value per share, of which 2,277,999 shares are outstanding. All of the outstanding shares of such common stock are duly authorized, validly issued, fully paid and nonassessable and are owned of record and beneficially by Coast. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of such common stock or any other securities convertible into such stock, and CCB is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

       4.3.   SUBSIDIARIES.   Other than CCB, Coast does not own, directly or
indirectly (except as a pledgee pursuant to loans or upon acquisition in satisfaction of debt previously contracted), the outstanding stock or equity or other voting interest in any Person.

       4.4. FINANCIAL STATEMENTS. Coast has previously furnished to GBB a copy of the Financial Statements of Coast. The Financial Statements of Coast:
(a) present fairly in all material respects the consolidated financial condition of Coast as of the respective dates indicated and its consolidated results of operations and changes in cash flows, for the respective periods then ended, subject, in the case of the unaudited interim financial statements, to normal recurring adjustments; (b) have been prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise indicated therein); (c) set forth as of the respective dates indicated adequate reserves for loan losses and other contingencies and (d) are based upon the books and records of Coast and CCB.

       4.5. REPORTS AND FILINGS. Except as set forth in a list (the "Coast Filings List"), since January 1, 1996, each of Coast and CCB has filed all reports, returns, registrations and statements (collectively, "Coast Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the FDIC, (b) the DFI, (c) the FRB, (d) the SEC and (e) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a material adverse effect on the business, financial condition, results of operations or prospects of Coast on a consolidated basis. No administrative actions have been taken or orders issued in connection with such Coast Filings. As of their respective dates, each of such Coast Filings (y) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance); and (z) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such Coast Filings fairly presented the financial position of Coast on a consolidated basis, Coast alone or CCB alone, as the case may be, and was prepared in accordance with generally accepted accounting principles or banking regulations consistently applied, except as stated therein, during the periods involved. Coast has furnished or made available to GBB true and correct copies of all Coast Filings filed by Coast since January 1, 1996.

       4.6. AUTHORITY OF COAST. The execution and delivery by Coast of this Agreement and the Agreement of Merger and, subject to the requisite approval of the shareholders of Coast of this Agreement and the transactions contemplated hereby, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Coast. This Agreement is, and the Agreement of Merger will be,

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

upon due execution and delivery by the respective parties thereto, a valid and binding obligation of Coast enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in a list furnished by Coast to GBB (the "Coast Conflicts and Consents List"), neither the execution and delivery by Coast of this Agreement and the Agreement of Merger, the consummation of the transactions contemplated herein or therein, nor compliance by Coast with any of the provisions hereof or thereof, will:
(a) conflict with or result in a breach of any provision of its or CCB's Articles of Incorporation, as amended, or Bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which Coast or CCB is a party, or by which Coast or CCB or any of their respective properties or assets are bound; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of Coast or CCB; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Coast or CCB or any of their respective properties or assets. Except as set forth in the Coast Conflicts and Consents List, no consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of Coast or CCB, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by Coast of this Agreement and the Agreement of Merger or the consummation by Coast of the Merger or the transactions contemplated hereby or thereby, except (i) the approval of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby by the shareholders of Coast; (ii) such approvals as may be required by the FRB and the DFI; (iii) the filing of the Joint Proxy Statement and Prospectus and Registration Statement on Form S-4 with the SEC; and (iv) the filing of the Agreement of Merger with the Secretary of State.

       4.7. INSURANCE. Each of Coast and CCB has policies of insurance and bonds with respect to its assets and business against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for its business, operations, properties and assets. All such insurance policies and bonds are in full force and effect. Except as set forth in a list furnished by Coast to GBB (the "Coast Insurance List"), no insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond or generally disclaimed liability thereunder. Except as set forth in the Coast Insurance List, neither Coast nor CCB is in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Set forth in the Coast Insurance List is a list of all policies of insurance carried and owned by either Coast or CCB showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. There has been delivered to GBB a copy of each such policy of insurance.

       4.8. PERSONAL PROPERTY. Each of Coast and CCB has good and marketable title to all its material properties and assets, other than real property, owned or stated to be owned by Coast or CCB, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of

Coast; (b) for Encumbrances for current taxes not yet due; (c) for Encumbrances incurred in the ordinary course of business; (d) for Encumbrances that are not substantial in character, amount or extent and that do not materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of Coast or CCB; or (e) as set forth in a list furnished by Coast to GBB (the "Coast Personal Property List.")

       4.9. REAL ESTATE. Coast has furnished GBB a list of real property, including leaseholds and all other interests in real property (other than security interests), owned by Coast or CCB (the "Coast Real Property List"). Except as set forth on the Coast Real Property List, each of Coast and CCB has duly recorded or caused to be recorded, in the appropriate county, all recordable interests in the real property described in the Coast Real Property List. Either Coast or CCB has good and marketable title to the real property, and valid leasehold interests in the leaseholds, described in the Coast Real Property List, free and clear of all Encumbrances, except (a) with respect to leasehold interests of Coast and CCB, for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease or Encumbrances not created by Coast or CCB; (b) for current taxes not yet due and payable; (c) for such Encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property; and (d) as described in the Coast Real Property List. Coast has furnished GBB with true and correct copies of all leases included in the Coast Real Property List, all title insurance policies and all documents evidencing recordation of all recordable interests in real property included in the Coast Real Property List.

       4.10. LITIGATION. Except as set forth in a list furnished by Coast to GBB (the "Coast Litigation List"), there is no private or governmental suit, claim, action or proceeding pending, nor to Coast's knowledge threatened, against Coast or CCB or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of Coast or CCB which, if adversely determined, would have, individually or in the aggregate, a material adverse effect upon the business, financial condition or results of operations of Coast on a consolidated basis, or the transactions contemplated hereby, or which may involve a judgment against Coast or CCB in excess of $50,000. Also, except as disclosed in the Coast Litigation List, there are no material judgments, decrees, stipulations or orders against Coast or CCB or enjoining their respective directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area.

       4.11.  TAXES.

              (a) Except as set forth in a list furnished by Coast to GBB (the "Coast Tax List"), (i) all Tax Returns required to be filed by or on behalf of Coast, CCB or the Affiliated Group(s) of which any of them is or was a member, have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (ii) all Taxes due and payable by or on behalf of Coast or CCB, either directly, as part of an Affiliated Group Tax Return, or otherwise, have been fully and timely paid, except to the extent adequately reserved therefor in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied on the Coast balance sheet, and adequate reserves or accruals for Taxes have been provided in the Coast balance sheet with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (iii) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) has been executed or filed with any taxing authority by or on behalf of Coast, CCB or any Affiliated Group(s) of which any of them is or was a member.

              (b) Coast and CCB have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

              (c) GBB has received complete copies of (i) all income or franchise Tax Returns of Coast and CCB relating to the taxable periods since January 1, 1995 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to Coast or CCB with respect to their respective income, assets or operations.

              (d) Except as set forth in the Coast Tax List, no written claim has been made by a taxing authority in a jurisdiction where Coast or CCB do not file an income or franchise Tax Return such that Coast or CCB are or may be subject to taxation by that jurisdiction.

              (e) Except as set forth in the Coast Tax List: (i) all deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of or covering or including Coast or CCB have been fully paid, and, to the best of Coast's knowledge, there are no other audits or investigations by any taxing authority in progress, nor have Coast or CCB received any written notice from any taxing authority that it intends to conduct such an audit or investigation; (ii) no requests for a ruling or a determination letter are pending with any taxing authority; and (iii) no issue has been raised in writing by any taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency against Coast or CCB for any subsequent taxable period that could be material.

              (f) Except as set forth in the Coast Tax List, neither Coast or CCB nor any other Person on behalf of Coast or CCB has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Coast or CCB (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by Coast or CCB or has any knowledge that the Internal Revenue
Service has proposed in writing any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of Coast or CCB or (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to Coast or CCB.

              (g) Except as set forth in the Coast Tax List, no property owned by Coast or CCB is (i) property required to be treated as being owned by another Person pursuant to provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

              (h) Neither Coast (except with CCB) nor CCB (except with Coast) is a party to any tax sharing agreement or similar agreement or arrangement (whether written or not written) pursuant to which it will have any obligation to make any payments after the Closing.

              (i) Except as set forth in the Coast Tax List, there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Coast or CCB or their respective affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

              (j) There are no liens as a result of any due and unpaid Taxes upon any of the assets of Coast or CCB.

              (k) Except as set forth in the Coast Tax List, neither Coast nor CCB has any elections in effect for federal income tax purposes under Sections 108, 168, 338, 441, 472, 1017, 1033, or 4977 of the Code.

              (l) Except as set forth in the Coast Tax list, none of the members of Coast's Affiliated Group has any net operating loss carryovers.

              (m) Coast agrees, and agrees to cause CCB, to cooperate with tax counsel in furnishing reasonable and customary written tax representations to tax counsel for purposes of supporting tax counsel's opinion that the Merger qualifies as a tax-deferred reorganization within the meaning of Section 368(a) of the Code as contemplated in Section 9.6 hereof. Coast acknowledges that its, CCB's inability or unwillingness to provide such reasonable and customary written representations could preclude tax counsel from rendering such opinion, with consequences specified elsewhere herein.

       4.12.  COMPLIANCE WITH LAWS AND REGULATIONS.


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

              (a) Neither Coast nor CCB is in default under or in breach or violation of (i) any provision its Articles of Incorporation, as amended, or Bylaws, as amended, or (ii) law, ordinance, rule or regulation promulgated by any Governmental Entity, except, with respect to this clause (ii), for such violations as would not have, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations or prospects of Coast on a consolidated basis or CCB, as the case may be.

              (b) Except as set forth on a list furnished by Coast to GBB (the "Coast Environmental Compliance List"), to the best of Coast's knowledge without further investigation, (i) each of Coast and CCB is in compliance with all Environmental Regulations; (ii) there are no Tanks on or about Coast Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from Coast Property; (iv) neither Coast nor CCB has loans outstanding secured by real property that is not in compliance with Environmental Regulations or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and (v) without limiting Section
4.10 or the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against Coast or CCB or concerning property securing Coast or CCB loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Coast Property or property securing Coast or CCB loans, relating to the foregoing representations (i) - (iv), in each case the noncompliance with which, or the presence of which would have a material adverse effect on the business, financial condition, results of operations or prospects of Coast on a consolidated basis. For purposes of this Agreement, the term "Environmental Regulations" shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. "Coast Property" shall mean real estate currently owned, leased, or otherwise used by Coast or CCB, or in which Coast or CCB has an investment or security interest (by mortgage, deed of trust, sale and lease-back or otherwise), including, without limitation, properties under foreclosure and properties held by Coast or CCB in its capacity as a trustee or otherwise. "Tank" shall mean treatment or storage tanks, sumps, or water, gas or oil wells and associated piping transportation devices. "Hazardous Materials" shall mean any substance the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42
U.S.C. Section 9601, ET SEQ.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, ET SEQ.); the Clean Air Act, as amended (42 U.S.C.
Section 7401, ET SEQ.); the Federal Water Pollution Control Act, as amended
(33 U.S.C. Section 1251, ET SEQ.); the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, ET SEQ.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001, ET SEQ.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, ET SEQ.); the Safe Drinking Water Act (42 U.S.C. Section 300f, ET SEQ.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner Hazardous Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Act, Section 25140, 25501(j) and
(k), 25501.1,25281 and 25250.1 of the California Health and Safety Code and/or Article I of Title 22 of the California Code of Regulations, Division
4, Chapter 30; laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde foam insulation.

              (c) Coast has provided to GBB phase I environmental assessments with respect to each interest in real property set forth on the Coast Real Property List as to which such a phase I environmental investigation has been prepared by or on behalf of Coast or CCB. The Coast Real Property list shall disclose each such property as to which such an assessment has not been prepared on behalf of Coast or CCB.

       4.13. PERFORMANCE OF OBLIGATIONS. Each of Coast and CCB has performed in all material respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations or prospects of Coast on a consolidated basis. Except for loans and leases made by Coast or CCB in the ordinary course of business, to the best of Coast's knowledge, no party with whom Coast or CCB has an agreement that is of material importance to the business of Coast or CCB is in default thereunder.

       4.14. EMPLOYEES. There are no controversies pending or, to the best of Coast's knowledge, threatened between either Coast or CCB and any of its employees that are likely to have a material adverse effect on the business, financial condition, results of operations or prospects of Coast on a consolidated basis. Neither Coast nor CCB is a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.



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

       4.15. BROKERS AND FINDERS. Except for the obligation to Sandler O'Neill & Partners, L.P set forth in the Sandler O'Neill Agreement, a copy of which has been delivered to GBB, neither Coast nor CCB is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

       4.16. MATERIAL CONTRACTS. Except as set forth in a list furnished by Coast to GBB (the "Coast Contract List") hereto (all items listed or required to be listed in such Coast Contract List being referred to herein as "Scheduled Contracts"), neither Coast nor CCB is a party or otherwise subject to:

              (a) any employment, deferred compensation, bonus or consulting contract that (i) has a remaining term, as of the date of this Agreement, of more than one year in length of obligation on the part of Coast or CCB and is not terminable by Coast or CCB within one year without penalty or (ii) requires payment by Coast or CCB of $50,000 or more per annum;

              (b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract requiring payment by Coast or CCB of $50,000 or more per annum;

              (c) any contract or agreement that restricts Coast or CCB (or would restrict any Affiliate of Coast or CCB or the Surviving Corporation (including GBB and the GBB Subsidiaries) after the Effective Time of the Merger) from competing in any line of business with any Person or using or employing the services of any Person;

              (d) any lease of real or personal property providing for annual lease payments by or to Coast or CCB in excess of $50,000 per annum other than
(A) financing leases entered into in the ordinary course of business in which Coast or CCB is lessor and (B) leases of real property presently used by CCB as banking offices;

              (e) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of Coast or CCB (other than as mortgagor or pledgor in the ordinary course of its banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of its business) in personal property having a value of $50,000 or more;

              (f) other than as described in the Coast Filings or as set forth in the Coast Employee Plan List, any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of Coast or CCB;

              (g) any agreement to acquire equipment or any commitment to make capital expenditures of $50,000 or more;

              (h) other than agreements entered into in the ordinary course of business, including sales of other real estate owned, any agreement for the sale of any property or assets in which Coast or CCB has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

              (i) any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of its banking business and reflected in the financial records of Coast or CCB);

              (j) any restrictive covenant contained in any deed to or lease of real property owned or leased by Coast or CCB (as lessee) that materially restricts the use, transferability or value of such property;

              (k) any guarantee or indemnification which involves the sum of $50,000 or more, other than letters of credit or loan commitments issued in the normal course of business;

              (l) any supply, maintenance or landscape contracts not terminable by Coast or CCB without penalty on 30 days' or less notice and which provides for payments in excess of $50,000 per annum;

              (m) any material agreement which would be terminable other than by Coast or CCB as a result of the consummation of the transactions contemplated by this Agreement;

              (n) any contract of participation with any other bank in any loan in excess of $50,000 or any sales of assets of Coast or CCB with recourse of any kind to Coast or CCB except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

              (o) any agreement providing for the sale or servicing of any loan or other asset which constitutes a "recourse arrangement" under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U. S. Small Business Administration and related servicing agreements);

              (p) any contract relating to the provision of data processing services to Coast or CCB; or

              (q) any other agreement of any other kind which involves future payments or receipts or performances of services or delivery of items requiring payment of $50,000 or more to or by Coast or CCB other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of their business.


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

       True copies of all Scheduled Contracts, including all amendments and supplements thereto, have been delivered to GBB.

       4.17. CERTAIN MATERIAL CHANGES. Except as specifically required, permitted or effected by this Agreement, since December 31, 1998, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

              (a) any change in any of the assets, liabilities, permits, methods of accounting or accounting practices, business, or manner of conducting business, of Coast or CCB or any other event or development that has had or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of Coast on a consolidated basis;

              (b) any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, results of operations or prospects of Coast on a consolidated basis or that may involve a loss of more than $50,000 in excess of applicable insurance coverage;

              (c) any amendment, modification or termination of any existing, or entry into any new, material contract or permit that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, results of operations or prospects of Coast on a consolidated basis;

              (d) any disposition by Coast or CCB of an asset the lack of which has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, results of operations or prospects of Coast on a consolidated basis; or

              (e) any direct or indirect redemption, purchase or other acquisition by Coast or CCB of any equity securities or any declaration, setting aside or payment of any dividend or other distribution on or in respect of Coast Stock whether consisting of money, other personal property, real property or other things of value (except for the payment of quarterly cash dividends of $0.08 per share to shareholders of record as of February 5, 1999, May 7, 1999, August 6, 1999 and November 4, 1999.

       4.18. LICENSES AND PERMITS. Each of Coast and CCB has all material licenses and permits that are necessary for the conduct of its business, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of Coast on a consolidated basis. Except with respect to properties classified as other real estate owned, the respective properties, assets, operations and businesses of Coast and CCB are and have been maintained and conducted, in all material respects, in compliance with all applicable (a) licenses and permits; and (b) laws and regulations.

       4.19. UNDISCLOSED LIABILITIES. Neither Coast nor CCB has any liabilities or obligations, either accrued or contingent, that are material to Coast and that have not been: (a) reflected or disclosed in the Financial Statements of Coast; (b) incurred subsequent to December 31, 1998 in the ordinary course of business consistent with past practices; or (c) disclosed in a list furnished by Coast to GBB (the "Undisclosed Liabilities List") or on any other Coast List. Coast does not know of any basis for the assertion against it or CCB of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that is likely to result in or cause a material adverse change in the business, financial condition, results of operations or prospects of Coast on a consolidated basis that is not fairly reflected in the Financial Statements of Coast or otherwise disclosed in this Agreement.

       4.20.  EMPLOYEE BENEFIT PLANS.

              (a) Except as disclosed in a list furnished by Coast to GBB (the "Coast Employee Plan List"), all Employee Plans were in effect for substantially all of 1999, and there has been no material amendment thereof (other than amendments required to comply with applicable law) or increase in the cost thereof or benefits thereunder on or after January 1, 1999. Except as provided in the Coast Employee Plan List, Coast has previously made available to GBB copies of each "employee benefit plan," as defined in Section 3(3) of ERISA, of which Coast or any member of the same controlled group of corporations, trades or businesses as Coast within the meaning of Section 4001(a)(14) of ERISA ("ERISA Affiliates") is a sponsor or participating employer or as to which Coast or any of its ERISA Affiliates makes contributions or is required to make contributions and which is subject to any provision of ERISA and covers any employee, whether active or retired, of Coast or any of its ERISA Affiliates, together with all amendments thereto, all currently effective and related summary plan descriptions (to the extent one is required by law), the determination letter from the IRS, the annual reports for the most recent three years (Form 5500 including, if applicable, Schedule B thereto) and a summary of material modifications and all material employee communications prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the "Employee Plans." Coast does not participate in an employee benefit pension plan that is a "multiemployer plan" within the meaning of
Section 3(37) of ERISA. Each Employee Plan which is intended to be qualified in form and operation under Section 401(a) of the Code is so qualified and the associated trust for each such Employee Plan is exempt from tax under
Section 501(a) of the Code. No event has occurred that will subject such Employee Plans to a material amount of tax under Section 511 of the Code. All amendments required to bring each Employee Plan into conformity with all of the applicable provisions of ERISA, the Code and all other applicable laws which are required to have been made as of the date hereof have been made.

              (b) Coast has previously made available to GBB copies or descriptions of each plan or arrangement maintained or otherwise contributed to by Coast or any of its ERISA Affiliates which is not an Employee Plan and which (exclusive of base salary and base wages) provides for any form of current or deferred compensation, bonus, stock option, stock awards, stock-based compensation or other forms of incentive compensation or post-termination insurance, profit sharing, benefit, retirement, group health or insurance, disability, workers' compensation, welfare or similar plan or arrangement for the benefit of any employee or class of employees, whether active or retired, of Coast or any of its ERISA Affiliates (such plans and arrangements being collectively referred to herein as "Benefit Arrangements"). Except as disclosed in the Coast Employee Plan List hereto, all Benefit Arrangements which are in effect were in effect for substantially all of 1999 and to date. Except as disclosed in the Coast Employee Plan List, there has been no material amendment thereof or increase in the cost thereof or benefits payable thereunder since January 1, 1998. Except as set forth in the Coast Employee Plan List, there has been no material increase in the compensation of or benefits payable to any senior executive employee of Coast since December 31, 1998, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since December 31, 1998.

              (c) With respect to all Employee Plans and Benefit Arrangements, Coast and its ERISA Affiliates are in compliance (other than noncompliance the cost or liability for which is not material) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such plans or arrangements. Except as provided in the Coast Employee Plan List, all government reports and filings required by law have been properly and timely filed, all information required to be distributed to participants or beneficiaries has been distributed with respect to each Employee Plan and Coast and its ERISA Affiliates have performed all of their obligations under all such Employee Plans and Benefit Arrangements in all material aspects. There is no pending or, to the best of Coast's knowledge, threatened legal action, proceeding or investigation against or involving any Employee Plan or Benefit Arrangement which could result in a material amount of liability to such Employee Plan, Coast or its ERISA Affiliates. No condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by Coast or any of its ERISA Affiliates which is covered by Title I of ERISA, which could subject any person (other than a person for whom Coast is not directly or indirectly responsible) to a material amount of liability under Title I of ERISA or to the imposition of a material amount of tax under Section 4975 of the Code. No Employee Plan subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived, nor has Coast failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. No "reportable event" as defined in ERISA has occurred with respect to any of the Employee Plans. Neither Coast nor any of its ERISA Affiliates has incurred nor expects to incur, directly or indirectly, a material amount of liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of GBB or of any of its Affiliates (including Coast and CCB) at or after the Effective Time of the Merger.

              (d) Neither Coast nor any of its ERISA Affiliates has provided or is required to provide security to any Employee Plan pursuant to
Section 401(a)(29) of the Code. Each of the Employee Plans which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and neither Coast nor CCB knows of any fact which could adversely affect the qualified status of any such Employee Plan. All contributions required to be made to each of the Employee Plans under the terms of the Employee Plan, ERISA, the Code or any other applicable laws have been timely made. The Financial Statements of Coast properly reflect all amounts required to be accrued as liabilities to date under each of the Employee Plans. The fair market value of the assets of each Employee Plan and Benefit Arrangement that is funded, or required to be funded under the terms of the Employee Plan or Benefit Arrangement, ERISA, the Code or any other applicable law, equals or exceeds the liabilities, including the present value of benefit obligations, of such Employee Plan or Benefit Arrangement.

              (e) Except for Scheduled Contracts set forth in the Coast Contract List or as set forth in the Coast Employee Plan List, as the case may be, each Employee Plan or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by Coast within a period of 30 days following the Effective Time of the Merger, without payment of any specified amount as a penalty, bonus, premium, severance pay or other compensation for such termination.

              (f) Except as provided in the Coast Employee Plan List, all group health plans of Coast have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and with the group health plan portability, access and renewability requirements of Sections 9801 through 9833 of the Code, and corresponding provisions of ERISA, in all material respects.

              (g) Neither Coast nor CCB has used the services of (i) workers who have been provided by a third party contract labor supplier for more than six months or who may otherwise be eligible to participate in any of the Employee Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity; (ii) temporary employees who have worked for more than six months or who may otherwise be eligible to participate in any of the Employee Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity; (iii) individuals who have provided services to Coast or CCB as independent contractors for more than six months or who may otherwise be eligible to participate in the Employee Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity or (iv) leased employees, as that term is defined in section 414(n) of the Code.

              (h) Except as set forth in the Coast Employee Plan List, with respect to each Employee Plan that is funded wholly or partially through an insurance policy, there will be no liability of Coast or CCB, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

       4.21. CORPORATE RECORDS. The minute books of each of Coast and CCB accurately reflect all material actions taken to this date by the respective shareholders, board of directors and committees of each of Coast and CCB.

       4.22. ACCOUNTING RECORDS. Each of Coast and CCB maintains accounting records which fairly and accurately reflect, in all material respects, its transactions and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with its management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles. Such records, to the extent they contain important information pertaining to Coast or CCB which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

       4.23. OFFICES AND ATMS. Coast has furnished to GBB a list (the "Coast Offices List") setting forth the headquarters of each of Coast and CCB (identified as such) and each of the offices and automated teller machines ("ATMs") maintained and operated by Coast or CCB (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth on the Coast Offices List, neither Coast nor CCB maintains any other office or ATM or conducts business at any other location, and neither Coast nor CCB has applied for or received permission to open any additional branch or operate at any other location.

       4.24. OPERATING LOSSES. Coast has furnished to GBB a list (the "Coast Operating Losses List") setting forth any Operating Loss (as herein defined) which has occurred at Coast during the period after December 31, 1998 to the date of the Agreement. To the best of Coast's knowledge, no action has been taken or omitted to be taken by any employee of Coast that has resulted in the incurrence by Coast of an Operating Loss or that might reasonably be expected to result in the incurrence of any individual Operating Loss which, net of any insurance proceeds payable in respect thereof, would exceed $50,000 on an individual basis or in the aggregate. For purposes of this section "Operating Loss" means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or ATMs, civil money penalties, fines, litigation, claims or other similar acts or occurrences.


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

       4.25. LOAN PORTFOLIO. Coast has furnished to GBB a list (the "Coast Loan List") that sets forth (a) as of September 30, 1999, a description of, by type and classification, if any, each loan, lease, other extension of credit or commitment to extend credit by Coast or CCB; (b) sets forth as of September 30, 1999, by type and classification, all loans, leases, other extensions and commitments to extend credit of Coast or CCB that have been classified by its bank examiners or auditors (external or internal) as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification; and (c) all consumer loans due to Coast or CCB as to which any payment of principal, interest or any other amount is 90 days or more past due.

       4.26. INVESTMENT SECURITIES. Coast has furnished to GBB a list (the "Coast Investment Securities List") setting forth a description of each Investment Security held by Coast or CCB on September 30, 1999. The Coast Investment Securities List sets forth, with respect to each such Investment
Security: (i) the issuer thereof; (ii) the outstanding balance or number of shares; (iii) the maturity, if applicable; (iv) the title of issue; and (v) the classification under SFAS No. 115. Neither Coast nor CCB has any Investment Security classified as trading.

       4.27. POWER OF ATTORNEY. Neither Coast nor CCB has granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

       4.28. FACTS AFFECTING REGULATORY APPROVALS. To the best knowledge of Coast, there is no fact, event or condition applicable to Coast or CCB which will, or reasonably could be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the Merger and the transactions contemplated by this Agreement.

       4.29. ACCOUNTING AND TAX MATTERS. To the best of Coast's knowledge, neither Coast nor CCB has through the date hereof taken or agreed to take any action that would prevent GBB from accounting for the business combination to be effected by the Merger as a pooling-of-interests or would prevent the Merger from qualifying as a tax-free reorganization under the Code.

       4.30. INDEMNIFICATION. Other than pursuant to the provisions of their respective Articles of Incorporation or Bylaws, and the Sandler O'Neill Agreement, neither Coast nor CCB is a party to any indemnification agreement with any of its present officers, directors, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of Coast or CCB (a "Covered Person"), and to the best knowledge of Coast, there are no claims for which any Covered Person would be entitled to indemnification by Coast or CCB if such provisions were deemed in effect, except as set forth in a list furnished by Coast to GBB (the "Coast Indemnification List").

       4.31. COMMUNITY REINVESTMENT ACT. CCB has received a rating of "outstanding" in its most recent examination or interim review with respect to the Community Reinvestment Act. CCB has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.



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

       4.32.  DERIVATIVE TRANSACTIONS.   Except as set forth in a list furnished
by Coast to GBB (the "Coast Derivatives List"), neither Coast nor CCB is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) or owns securities that are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes," or "capped floating rate mortgage derivatives."

       4.33. TRUST ADMINISTRATION. Neither Coast nor CCB presently maintains trusts or exercises trust powers, including, but not limited to, trust administration, and neither of them nor any predecessor has maintained any trusts or exercised such trust powers for a period of at least three years prior to the date hereof. The term "trusts" as used in this Section
4.33 includes (i) any and all common law or other trusts between an individual, corporation or other entities and Coast or CCB or any of their predecessors, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, and charitable trust indentures;
(ii) any and all decedents' estates where Coast or CCB or any of their predecessors is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where Coast or CCB or any of their predecessors is serving or has served as a co-grantor or a sole grantor or a conservator or co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which Coast or CCB or any of their predecessors is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

       4.34. DISCLOSURE DOCUMENTS AND APPLICATIONS. None of the information supplied or to be supplied by or on behalf of Coast ("Coast Supplied Information") for inclusion in (a) the Registration Statement on Form S-4 and the Joint Proxy Statement and Prospectus and (b) any other documents to be filed with the SEC, the FRB, the DFI or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to the Joint Proxy Statement and Prospectus when mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

       4.35. INTELLECTUAL PROPERTY. Except as set forth in a list furnished by Coast to GBB (the "Coast Intellectual Property List"), Coast and CCB own or possess valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in their respective businesses; and neither Coast nor CCB has received any notice with respect thereto that asserts the rights of others. Coast and CCB have in all material respects performed all the obligations required to be performed by them, and are not in default in any material respect under any license, contract, agreement, arrangement or commitment relating to any of the foregoing.

       4.36. YEAR 2000. The mission critical computer software operated by Coast and CCB is currently capable of providing, or is being adapted to provide, uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such mission critical software records, stores, processes and presents such calendar dates falling on or before December 31, 1999. The costs of the adaptations referred to in this clause will not have a material adverse effect on the business, financial condition, results of operations or prospects of Coast on a consolidated basis. Neither Coast nor CCB has received, or reasonably expects to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed by the FDIC). Coast has disclosed to GBB a complete and accurate copy of its plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in all Federal Financial Institutions Examination Council Interagency Statements as such issues affect Coast and CCB. Between the date of this Agreement and the Effective Time, Coast shall use commercially practicable efforts to implement such plan.

       4.37. INSIDER LOANS; OTHER TRANSACTIONS. Coast has previously provided GBB or its agent with a listing, current as of September 30, 1999, of all extensions of credit made by Coast and CCB to each of its executive officers and directors and their related interests (all as defined under Federal Reserve Board Regulation O), all of which have been made in compliance with Regulation O, and Section 23B under the Federal Reserve Act which listing is true, correct and complete in all material respects. Neither Coast nor CCB owes any amount to, or has any contract or lease with or commitment to, any of the present executive officers or directors of Coast or CCB (other than for compensation for current services not yet due and payable, reimbursement of expenses arising in the ordinary course of business, options or awards available under the Coast Stock Option Plans or any amounts due pursuant to Coast's Employee Plans).

       4.38. REGISTRATION OBLIGATION. Neither Coast nor CCB is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

       4.39. ACCURACY AND CURRENTNESS OF INFORMATION FURNISHED. The representations and warranties made by Coast hereby or in the Coast Lists or schedules hereto do not contain any untrue statement of a material fact or omit to state any material fact which is necessary under the circumstances under which they were made to prevent the statements contained herein or in such schedules from being misleading.

                                     ARTICLE 5.


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

                       REPRESENTATIONS AND WARRANTIES OF GBB

       GBB represents and warrants to Coast as follows:

       5.1. INCORPORATION, STANDING AND POWER. GBB has been duly organized, is validly existing and in good standing as a corporation under the laws of the State of California and is registered as a bank holding company under the BHC Act. GBB has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. GBB is duly qualified and in good standing as a foreign corporation, and is authorized to do business, in all states or other jurisdictions in which such qualification or authorization is necessary, except where the failure to be so qualified or authorized would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of GBB on a consolidated basis. True and correct copies of the Articles of Incorporation and Bylaws of GBB have been delivered to Coast. Such Articles of Incorporation and Bylaws are in full force and effect as of the date hereof.

       5.2.   CAPITALIZATION.         As of the date of this Agreement, the
authorized capital stock of GBB consists of 24,000,000 shares of common stock, of which 12,268,381 shares are outstanding as of December 8, 1999, and 4,000,000 shares of preferred stock, no par value, of which no shares are outstanding.
All of the outstanding shares of GBB Stock are duly authorized, validly issued, fully paid and nonassessable. The GBB Stock to be used in the Merger will be duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement, except for GBB Stock Options granted pursuant to the GBB Stock Option Plan, rights to acquire shares of GBB Stock pursuant to GBB's Employee Stock Purchase Plan, GBB 401(k) Plan, GBB dividend reinvestment plan and the Agreement and Plan of Reorganization, dated as of September 15, 1999, between GBB and Mt. Diablo Bancshares, and preferred share purchase rights issued pursuant to the Rights Agreement, dated as of November 17, 1998, between GBB and Norwest Bank Minnesota, N.A., there are no outstanding options, warrants or other rights in or with respect to the unissued shares of GBB Stock nor any securities convertible into such stock, and GBB is not obligated to issue any additional shares of its common stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock.

       5.3. FINANCIAL STATEMENTS. GBB has previously furnished to Coast a copy of the Financial Statements of GBB. The Financial Statements of GBB:
(a) present fairly in all material respects the consolidated financial condition of GBB as of the respective dates indicated and its consolidated results of operations and changes in cash flows, as applicable, for the respective periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal recurring adjustments; (b) have been prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise indicated therein); (c) set forth as of the respective dates indicated adequate reserves for loan losses and other contingencies; and
(d) are based upon the books and records of GBB and the GBB Subsidiaries.

       5.4. REPORTS AND FILINGS. Since January 1, 1996, GBB and each of the GBB Subsidiaries have filed all reports, returns, registrations and statements (collectively, "GBB Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the SEC, (b) the FRB, (c) the DFI, and (d) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a material adverse effect on the business, financial condition, results of operations or prospects of GBB on a consolidated basis. No administrative actions have been taken or orders issued in connection with such GBB Filings.
As of their respective dates, each of such GBB Filings (y) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in such compliance promptly following discovery of any such noncompliance); and (z) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such GBB Filings that was intended to present the financial position of GBB on a consolidated basis fairly presented the financial position of GBB on a consolidated basis and was prepared in accordance with generally accepted accounting principles or banking regulations consistently applied, except as stated therein, during the periods involved.

       5.5. AUTHORITY. The execution and delivery by GBB of this Agreement and the Agreement of Merger, and, subject to the approval of the shareholders of GBB of this Agreement, the increase in the number of shares reserved for issuance under the GBB Stock Option Plan and the transactions contemplated hereby, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of GBB. This Agreement is, and the Agreement of Merger will be, upon due execution and delivery by the respective parties hereto, valid and binding obligations of GBB enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in a list furnished by GBB to Coast (the "GBB Conflicts and Consents List"), neither the execution and delivery by GBB of this Agreement or the Agreement of Merger, the consummation of the transactions contemplated herein or therein, nor compliance by GBB with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of its Articles of Incorporation, as amended, or Bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which GBB or any of the GBB Subsidiaries is a party, or by which GBB or any of the GBB Subsidiaries or any of its properties or assets is bound;
(c) result in the creation or imposition of any Encumbrance on any of the respective properties or assets of GBB or any of the GBB Subsidiaries; or
(d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to GBB or any of the GBB Subsidiaries or any of its respective properties or assets. Except as set forth in the GBB Conflicts and


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Consents List, no consent of, approval of, notice to or filing with any
Governmental Entity having jurisdiction over any aspect of the business or assets of GBB or any of the GBB Subsidiaries, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by GBB of this Agreement or the Agreement of Merger, or the consummation by GBB of the Merger or the transactions contemplated hereby or thereby, except (i) such approvals as may be required by the FRB and the DFI;
(ii) the filing of the Joint Proxy Statement and Prospectus and Registration Statement on Form S-4 with the SEC and the issuance by the SEC of an order declaring the Registration Statement on Form S-4 effective; (iii) the approval of this Agreement and the transactions contemplated hereby by the shareholders of GBB (including the increase of the shares of GBB Stock reserved under the GBB Stock Option Plan); (iv) the filing of the Agreement of Merger with the Secretary of State; and (v) such approvals as may be required to approve for inclusion on the Nasdaq National Market System of the GBB Stock to be issued in the Merger.

       5.6. SUBSIDIARIES. As of the date of this Agreement, GBB owns 100% of the outstanding stock of each of the GBB Subsidiaries. As of the date of this Agreement, and except for its investments in the GBB Subsidiaries, GBB Capital I and GBB Capital II, GBB does not own, directly or indirectly (except as a pledgee pursuant to loans or upon acquisition in satisfaction of debt previously contracted), the outstanding stock or equity or other voting interest in any other Person. GBB and Mt. Diablo Bancshares entered into an Agreement and Plan of Reorganization, dated as of September 15, 1999, pursuant to which Mt. Diablo Bancshares will merge with and into GBB and Mt. Diablo National Bank, a wholly owned subsidiary of Mt. Diablo Bancshares, will become a wholly owned subsidiary of GBB.

       5.7. INSURANCE. Each of GBB and the GBB Subsidiaries has policies of insurance and bonds with respect to its assets and business against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for its business, operations, properties and assets. All such insurance policies and bonds are in full force and effect. No insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond or generally disclaimed liability thereunder. Neither GBB nor any GBB Subsidiaries is in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion.

       5.8. LITIGATION. There is no private or governmental suit, claim, action or proceeding pending, nor to GBB's knowledge threatened, against GBB or any of the GBB Subsidiaries or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of GBB or any of the GBB Subsidiaries which, if adversely determined, would have, individually or in the aggregate, a material adverse effect upon the business, financial condition or results of operations of GBB on a consolidated basis, or the transactions contemplated hereby.

       5.9.   COMPLIANCE WITH LAWS AND REGULATIONS.


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

              (a) Neither GBB nor any of the GBB Subsidiaries is in default under or in breach or violation of (i) any provision its Articles of Incorporation, as amended, or Bylaws, as amended, or (ii) law, ordinance, rule or regulation promulgated by any Governmental Entity, except, with respect to this clause (ii), for such violations as would not have, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations or prospects of GBB on a consolidated basis.

              (b) Except as set forth on a list furnished by GBB to Coast (the "GBB Environmental Compliance List"), to the best of GBB's knowledge without further investigation, (i) each of GBB and the GBB Subsidiaries is in compliance with all Environmental Regulations; (ii) there are no Tanks on or about GBB Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from GBB Property; (iv) neither GBB nor any of the GBB Subsidiaries has loans outstanding secured by real property that is not in compliance with Environmental Regulations or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and
(v) without limiting Section 5.8 or the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against GBB or any of the GBB Subsidiaries or concerning property securing GBB's or any of the GBB Subsidiaries' loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting GBB Property or property securing GBB's or any of the GBB Subsidiaries' loans, relating to the foregoing representations (i) - (iv), in each case the noncompliance with which, or the presence of which would have a material adverse effect on the business, financial condition, results of operations or prospects of GBB on a consolidated basis. "GBB Property" shall mean real estate currently owned, leased, or otherwise used by GBB or any of the GBB Subsidiaries, or in which GBB or any of the GBB Subsidiaries has an investment or security interest (by mortgage, deed of trust, sale and lease-back or otherwise), including, without limitation, properties under foreclosure and properties held by GBB or any of the GBB Subsidiaries in its capacity as a trustee or otherwise.

       5.10. PERFORMANCE OF OBLIGATIONS. Each of GBB and the GBB Subsidiaries has performed in all material respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations or prospects of GBB on a consolidated basis. Except for loans and leases made by GBB or any of the GBB Subsidiaries in the ordinary course of business, to the best of GBB's knowledge, no party with whom GBB or any of the GBB Subsidiaries has an agreement that is of material importance to the business of GBB or any of the GBB Subsidiaries is in default thereunder.

       5.11 MATERIAL CONTRACTS. Neither GBB nor any of the GBB Subsidiaries is a party or otherwise subject to any material agreement which would be terminable other than by GBB or one of the GBB Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement where such termination would have a material adverse effect on the business, financial condition, results of operations or prospects of GBB on a consolidated basis.

       5.12. UNDISCLOSED LIABILITIES. As of the date of this Agreement, neither GBB nor any of the GBB Subsidiaries has any liabilities or obligations, either accrued or contingent, that are material to GBB and that have not been:
(a) reflected or disclosed in the Financial Statements of GBB; (b) incurred subsequent to December 31, 1998 in the ordinary course of business consistent with past practices; or (c) disclosed in a list furnished by GBB to Coast (the "GBB Undisclosed Liabilities List") or on any other GBB List. GBB does not know of any basis for the assertion against it or any of the GBB Subsidiaries of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that is likely to result in or cause a material adverse change in the business, financial condition, results of operations or prospects of GBB on a consolidated basis that is not fairly reflected in the Financial Statements of GBB or otherwise disclosed in this Agreement.

       5.13. COMMUNITY REINVESTMENT ACT. Each of the Banks has received a rating of either "outstanding" or "satisfactory" in its most recent examination or interim review with respect to the Community Reinvestment Act. None of the Banks has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.

       5.14. BROKERS AND FINDERS. Except for the obligation to First Security Van Kasper, as set forth in a letter agreement dated September 22, 1999, a copy of which has been delivered to Coast, GBB is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

       5.15. CERTAIN MATERIAL CHANGES. Except as specifically required, permitted or effected by this Agreement or as disclosed in any GBB Filings, since December 31, 1998, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

              (a) any change in any of the assets, liabilities, permits, methods of accounting or accounting practices, business, or manner or conducting business, of GBB or the GBB Subsidiaries or any other event or development that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of GBB on a consolidated basis;

              (b) any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of GBB on a consolidated basis;

              (c) any amendment, modification or termination of any existing, or entry into any new, material contract or permit that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of GBB on a consolidated basis; or

              (d) any disposition by GBB or any of the GBB Subsidiaries of an asset the lack of which has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of GBB on a consolidated basis.

       5.16. LICENSES AND PERMITS. GBB and each of the GBB Subsidiaries have all material licenses and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of GBB on a consolidated basis. The properties, assets, operations and businesses of GBB and each subsidiary of GBB are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses and permits. The properties and operations of GBB and each subsidiary of GBB are and have been maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

       5.17 CORPORATE RECORDS. The minute books of GBB and each of the GBB Subsidiaries reflect all material actions taken to this date by its shareholders, boards of directors and committees.

       5.18. ACCOUNTING RECORDS. GBB and the GBB Subsidiaries maintain accounting records which fairly and accurately reflect, in all material respects, their transactions and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects,
(i) executed in accordance with their management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles. Such records, to the extent they contain important information pertaining to GBB and the GBB Subsidiaries which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

       5.19. FACTS AFFECTING REGULATORY APPROVALS. To the best knowledge of GBB, there is no fact, event or condition applicable to GBB or any of the GBB Subsidiaries which will, or reasonably could be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the Merger and the transactions contemplated by this Agreement.

       5.20. ACCOUNTING AND TAX MATTERS. To the best knowledge of GBB, GBB has not through the date hereof taken or agreed to take any action that would prevent it from accounting for the business combination to be effected by the Merger as a pooling-of-interests or would prevent the Merger from qualifying as a tax-free reorganization under the Code.

       5.21. DISCLOSURE DOCUMENTS AND APPLICATIONS. None of the information supplied or to be supplied by or on behalf of GBB or any of the GBB Subsidiaries ("GBB Supplied Information") for inclusion in (a) the Registration Statement on Form S-4 and the Joint Proxy Statement and Prospectus to be mailed to the shareholders of Coast in connection with obtaining the approval of the shareholders of Coast of this Agreement, the Merger and the other transactions contemplated hereby, and (b) any other documents to be filed with the SEC, the FRB, the DFI or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to the Joint Proxy Statement and Prospectus when mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

       5.22. NASDAQ LISTING. As of the date hereof, GBB Stock is listed on the Nasdaq National Market System.

       5.23. YEAR 2000. The mission critical computer software operated by GBB and the GBB Subsidiaries is currently capable of providing, or is being adapted to provide, uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such mission critical software records, stores, processes and presents such calendar dates falling on or before December 31, 1999. The costs of the adaptations referred to in this clause will not have a material adverse effect on the business, financial condition, results of operations or prospects of GBB on a consolidated basis. Neither GBB nor any of the GBB Subsidiaries has received, or reasonably expects to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed by the FDIC).

       5.24.  DERIVATIVE TRANSACTIONS.   As of the date of this Agreement,
except as set forth in a list furnished by GBB to Coast (the "GBB Derivatives List"), neither GBB nor any of the Banks is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) or owns securities that are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes," or "capped floating rate mortgage derivatives."

       5.25. INVESTMENT SECURITIES. GBB has furnished to Coast a list (the "GBB Investment Securities List") setting forth a description of the Investment Securities held by GBB or any of the Banks on October 29, 1999.


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

       5.26. ACCURACY AND CURRENTNESS OF INFORMATION FURNISHED. The representations and warranties made by GBB hereby or in the GBB Lists or Schedules hereto do not contain any untrue statement of material fact or omit to state any material fact which is necessary under the circumstances under which they were made to prevent the statements contained herein or in such schedules from being misleading.

                                     ARTICLE 6.

                                COVENANTS OF COAST
                        PENDING EFFECTIVE TIME OF THE MERGER

       Coast covenants and agrees with GBB as follows:

       6.1. LIMITATION ON CONDUCT PRIOR TO EFFECTIVE TIME OF THE MERGER. Between the date hereof and the Effective Time of the Merger, except as contemplated by this Agreement and subject to requirements of law and regulation, Coast agrees to conduct its business (and to cause CCB to conduct its business) in the ordinary course in substantially the manner heretofore conducted and in accordance with sound banking practices, and Coast and CCB shall not, without the prior written consent of GBB, which consent GBB shall not unreasonably withhold or delay:

              (a) issue, sell or grant any Coast Stock (except pursuant to the exercise of Coast Options outstanding as of the date hereof), any other securities (including long term debt) of Coast or CCB, or any rights, stock appreciation rights, options or securities to acquire any Coast Stock, or any other securities (including long term debt) of Coast or CCB;

              (b) declare, set aside or pay any dividend or make any other distribution upon or split, combine or reclassify any shares of capital stock or other securities of Coast or CCB, provided, however, that subject to Section 6.10, Coast may pay to its shareholders its regular cash dividend in amounts and in a manner consistent with past practices;

              (c) purchase, redeem or otherwise acquire any capital stock or other securities of Coast or CCB or any rights, options, or securities to acquire any capital stock or other securities of Coast or CCB;

              (d) except as may be required to effect the transactions contemplated herein, amend its Articles of Incorporation or Bylaws;

              (e) grant any general or uniform increase in the rate of pay of employees or employee benefits;

              (f) grant any increase in salary, incentive compensation or employee benefits or pay any bonus to any Person or voluntarily accelerate the vesting of any employee benefits; except that Coast and CCB may grant such increases and pay bonuses to employees at the vice


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

president level or below in a manner and in amounts consistent with past practices without obtaining GBB's prior written consent;

              (g) make any capital expenditure or commitments with respect thereto in excess of $50,000 in the aggregate, except for ordinary repairs, renewals and replacements;

              (h) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election;

              (i) grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliated Persons, would exceed $500,000 on an unsecured basis, or $1,000,000 if secured by a lien on real estate or cash and if such real estate secured extension of credit is in compliance with Coast's or CCB's underwriting guidelines in effect on the date hereof (consent shall be deemed granted if within two Business Days of written notice, together with a copy of the applicable loan write-up report and any other relevant documents, delivered to GBB's Chief Credit Officer, written notice of objection is not received by Coast);

              (j) change its tax or accounting policies and procedures or any method or period of accounting unless required by generally accepted accounting principles or a Governmental Entity;

              (k) grant or commit to grant any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or holder of 10% or more of the outstanding Coast Stock, or any Affiliate of such Person, if such credit would exceed $50,000;

              (l) close any offices at which business is conducted or open any new offices;

              (m) adopt or enter into any new employment agreement or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except for such amendments as are required by law;

              (n) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its or CCB's officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates to take any such action, and Coast shall promptly notify GBB (orally and in writing) of all of the


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

relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving Coast or CCB: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Coast or CCB representing 10% or more of the consolidated assets of Coast; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 10% or more of the voting power of Coast or CCB; a tender offer or exchange offer for at least 10% of the outstanding shares of Coast; a solicitation of proxies in opposition to approval of the Merger by Coast's shareholders; or a public announcement of an unsolicited BONA FIDE proposal, plan, or intention to do any of the foregoing. Coast and CCB will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than GBB) conducted heretofore with respect to any of the foregoing. Coast and CCB shall take the necessary steps to inform promptly the appropriate individuals or entities referred to above of the obligations undertaken in this Section. Coast and CCB agree that they shall notify GBB immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Coast and CCB. Coast and CCB also agree that they shall promptly request each other person, other than GBB, that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring Coast and CCB to return all confidential information heretofore furnished to such person by or on behalf of Coast and CCB and enforce any such confidentiality agreements. Notwithstanding any other provision in this Section 6.1(n), nothing in this Agreement shall prevent Coast from (i) engaging in any discussions or negotiations with, or providing any information to, any Person in response to an unsolicited BONA FIDE written proposal concerning a Competing Transaction by any such Person or (ii) recommending such an unsolicited BONA FIDE written proposal concerning a Competing Transaction to the holders of Coast Stock if and only if, prior to participating in any of the foregoing, (A) the Board of Directors of Coast concludes in good faith that the Competing Transaction, if consummated, would result in a transaction more favorable to holders of Coast Stock than the transaction contemplated by this Agreement (any such more favorable Competing Transaction being referred to in this Agreement as a "Superior Proposal"); (B) the Board of Directors of Coast determines in good faith based upon the advice of outside counsel that participating in any such action is necessary for it to act in a manner not inconsistent with its fiduciary duties under applicable law; and (C) at least forty-eight (48) hours prior to providing any information or data to any person or entering into discussions or negotiations with any Person, the Board of Directors of Coast notifies GBB of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with Coast and CCB;

              (o) change any basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of Coast's or CCB's business or operations, except such changes as may be required in the opinion of Coast's or CCB's



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

management to respond to economic or market conditions or as may be required by any Governmental Entity;

              (p)    grant any Person a power of attorney or similar authority;

              (q) make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for federal funds, obligations of the United States Treasury or an agency of the United States Government the obligations of which are entitled to or implied to have the full faith and credit of the United States government and which have an original maturity not in excess of one year, bank qualified investment grade municipal bonds, and mortgage-backed securities that are investment grade, in any case, in the ordinary course of business consistent with past practices and which are not designated as trading (consent shall be deemed granted if within two Business Days of written notice together with all relevant documents delivered to GBB's Chief Financial Officer or Controller, written notice of objection is not received by Coast);

              (r) amend or modify any Scheduled Contract or enter into any agreement or contract that would be a Scheduled Contract under Section 4.16;

              (s) sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practices;

              (t)    take any action which would or is reasonably likely to
(i) adversely affect the ability of GBB or Coast to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Coast's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of GBB's or Coast's obligations hereunder, as set forth in Articles 9, 10 or 11 herein not being satisfied;

              (u)    make any special or extraordinary payments to any Person;

              (v) reclassify any Investment Security from held-to-maturity or available for sale to trading;

              (w) sell any security other than in the ordinary course of business, or engage in gains trading;

              (x) take title to any real property without conducting prior thereto an environmental investigation, which investigation shall disclose the absence of any suspected environmental contamination;


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

              (y) take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code or prevent GBB from accounting for the business combination to be effected by the Merger as a pooling-of-interests;

              (z) settle any claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

              (aa) make, acquire a participation in, or voluntarily reacquire an interest in a participation sold of, any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect on December 31, 1998; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months;

              (bb) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except for (i) in connection with banking transactions with banking customers in the ordinary course of business, or
(ii) short-term borrowings made at prevailing market rates and terms; or

              (cc) agree or make any commitment to take any actions prohibited by this Section 6.1.

       6.2 AFFIRMATIVE CONDUCT PRIOR TO EFFECTIVE TIME OF THE MERGER. Between the date hereof and the Effective Time of the Merger, Coast shall (and shall cause CCB to):

              (a) use its commercially reasonable efforts consistent with this Agreement to maintain and preserve intact its present business organization and to maintain and preserve its relationships and goodwill with account holders, borrowers, employees and others having business relationships with Coast or CCB;

              (b) use its commercially reasonable efforts to keep in full force and effect all of the existing material permits and licenses of Coast and CCB;

              (c) use its commercially reasonable efforts to maintain insurance coverage at least equal to that now in effect on all properties which it owns or leases and on its business operations;

              (d) perform its material contractual obligations and not become in material default on any such obligations;

              (e) duly observe and conform in all material respects to all lawful requirements applicable to its business;

              (f) maintain its assets and properties in good condition and repair, normal wear and tear excepted;


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

              (g) promptly upon learning of such information, advise GBB in writing of any event or any other transaction within its knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of 5% or more of the outstanding Coast Stock prior to the record date fixed for the Coast Shareholders' Meeting or any adjourned meeting thereof to approve this Agreement and the transactions contemplated herein;

              (h) promptly notify GBB regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of Coast, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of Coast;

              (i) make available to GBB monthly unaudited balance sheets and income statements of Coast within 25 days after the close of each calendar month;

              (j) not later than the 30th day of each calendar month, amend or supplement the Coast Lists prepared and delivered pursuant to Article 4 to ensure that the information set forth in the Coast Lists accurately reflects the then-current status of Coast and CCB;

              (k) use its commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of Coast or CCB or that is contemplated in this Agreement as required in connection with the Merger;

              (l) maintain an allowance for loan and lease losses consistent with practices and methodology as in effect on the date of the execution of this Agreement; and

              (m) furnish to Manatt, Phelps & Phillips, LLP promptly upon its written request written representations and certificates as deemed reasonably necessary or appropriate for purposes of enabling Manatt, Phelps & Phillips, LLP to render the tax opinion referred to in Section 9.6 hereof.

       6.3    ACCESS TO INFORMATION.

              (a) Coast will afford, upon reasonable notice, to GBB and its representatives, counsel, accountants, agents and employees reasonable access during normal business hours to all of their business, operations, properties, books, files and records and will do everything reasonably necessary to enable GBB and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, business, assets and properties of Coast and CCB and the condition thereof and to update such examination at such intervals as GBB shall deem appropriate. Such examination shall be conducted in cooperation with the officers of Coast and CCB and in such a manner as to minimize any disruption of, or interference with, the normal business operations of Coast and CCB. Upon the request of GBB, Coast will request Deloitte & Touche to provide reasonable access to representatives of PwC working on behalf of GBB to auditors' work papers with respect to the business and properties of Coast and CCB, including tax accrual work papers prepared for Coast and CCB during the preceding 36 months, other than (a) books, records and documents covered by the attorney-client privilege, or that are attorneys' work product, and
(b) books, records and documents that Coast or CCB is legally obligated to keep confidential. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of GBB of the right to rely upon the representations and warranties made by Coast herein;
provided, that GBB shall disclose to Coast any fact or circumstance it may discover which GBB believes renders any representation or warranty made by Coast hereunder incorrect in any respect. GBB covenants and agrees that it, the GBB Subsidiaries, and their respective representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning Coast and CCB so obtained from any of them (except to the extent that such documents or information are a matter of public record or require disclosure in the Joint Proxy Statement and Prospectus or any of the public information of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to Coast.

              (b) A representative of GBB, selected by GBB in its sole discretion, shall be authorized and permitted to review each loan, lease, or other credit funded or renewed by Coast or CCB after the date hereof, and all information associated with such loan, lease or other credit, such review to take place, if possible, on Coast's premises.

              (c) A representative of GBB, selected by GBB in its sole discretion, shall be permitted by Coast and CCB to attend all regular and special Board of Directors' and committee meetings of Coast and CCB from the date hereof until the Effective Time of the Merger; provided, however, that the attendance of such representative shall not be permitted at any meeting, or portion thereof, for the sole purpose of discussing the transactions contemplated by this Agreement or the obligations of Coast under this Agreement.

       6.4 FILINGS. Coast agrees that through the Effective Time of the Merger, each of Coast's or CCB's reports, registrations, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position of the entity to which it relates will fairly present the financial position of such entity and will be prepared in accordance with generally accepted accounting principles or applicable banking regulations consistently applied during the periods involved.


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

       6.5 NOTICES; REPORTS. Coast will promptly notify GBB of any event of which Coast obtains knowledge which has had or may have a materially adverse effect on the financial condition, operations, business or prospects of Coast on a consolidated basis, or in the event that Coast determines that it is unable to fulfill any of the conditions to the performance of GBB's obligations hereunder, as set forth in Articles 9 or 11 herein, and Coast will furnish GBB (i) as soon as available, and in any event within one Business Day after it is mailed or delivered to the Board of Directors of Coast or CCB or committees thereof, any report by Coast or CCB for submission to the Board of Directors of Coast or CCB or committees thereof, provided, however, that Coast need not furnish to GBB communications of Coast's legal counsel regarding Coast's rights and obligations under this Agreement or the transactions contemplated hereby, or books, records and documents covered by confidentiality agreements or the attorney-client privilege, or which are attorneys' work product, (ii) as soon as available, all proxy statements, information statements, financial statements, reports, letters and communications sent by Coast to its shareholders or other security holders, and all reports filed by Coast or CCB with the FRB, the FDIC or the DFI, and
(iii) such other existing reports as GBB may reasonably request relating to Coast or CCB.

       6.6 COAST SHAREHOLDERS' MEETING. Promptly after the execution of this Agreement, Coast will take action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders to consider and vote upon this Agreement and the transactions contemplated hereby so as to permit the consummation of the transactions contemplated hereby. The Board of Directors of Coast shall, subject to its fiduciary duties, recommend that its shareholders approve this Agreement and the transactions contemplated hereby, and the Board of Directors of Coast shall, subject to its fiduciary duties, use its best efforts to obtain the affirmative vote of the holders of the largest possible percentage of the outstanding Coast Stock to approve this Agreement and the transactions contemplated hereby.

       6.7 CERTAIN LOANS AND OTHER EXTENSIONS OF CREDIT. Coast will promptly inform GBB of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any bank regulatory authority or by any unit of Coast or CCB or by any other Person as "Criticized," "Specially Mentioned," "Substandard," "Doubtful," "Loss" or any comparable classification ("Classified Credits"). Coast will furnish GBB, as soon as practicable, and in any event within 20 days after the end of each calendar month, schedules including the following: (a) Classified Credits (including with respect to each credit its classification category and the originating unit); (b) nonaccrual credits (including the originating unit); (c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status (including its originating unit); (d) credits delinquent as to payment of principal or interest (including its originating unit), including an aging into current-to-29, 30-59, 60-89, and 90+ day categories; (e) participating loans and leases, stating, with respect to each, whether it is purchased or sold and the originating unit; (f) loans or leases (including any commitments) by Coast or CCB to any Coast or CCB director, officer at or above the senior vice president level, or shareholder holding 10% or more of the capital stock of Coast, including with respect to each such loan or lease the identity and, to the knowledge of Coast, the relation of the borrower to Coast or CCB, and the outstanding and undrawn amounts; (g) letters of credit (including the originating unit); (h) loans or leases wholly or partially charged off during the previous month (including with respect to each loan or lease, the originating amount, the write-off amount and its originating unit); and (i) other real estate or assets acquired in satisfaction of debt.

       6.8 APPLICATIONS. Subject to Section 7.5, Coast will promptly prepare or cause to be prepared the portions of the Joint Proxy Statement and Prospectus as it pertains to Coast or CCB and any other applications necessary to consummate the transactions contemplated hereby, and further agrees to provide any information requested by GBB for the preparation of any applications necessary to consummate the transactions contemplated hereby. Coast shall afford GBB a reasonable opportunity to review the portions of the Joint Proxy Statement and Prospectus pertaining to Coast or CCB and all such applications and all amendments and supplements thereto before the filing thereof. Coast covenants and agrees that, with respect to the information relating to Coast or CCB, the Joint Proxy Statement and Prospectus will comply in all material respects with the provisions of applicable law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Coast will use its commercially reasonable efforts to obtain all regulatory approvals or consents necessary to effect the Merger and the transactions contemplated herein.

       6.9 AFFILIATE AGREEMENTS. Concurrently with the execution of this Agreement, (a) Coast shall deliver to GBB a letter identifying all persons who are then "affiliates" of Coast for purposes of ASR 130 and 135 and Rule 145 under the Securities Act and (b) Coast shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as EXHIBIT B. Coast shall use reasonable efforts to obtain from any person who becomes an affiliate of Coast after Coast's delivery of the letter referred to above, and on or prior to the date of the Coast Shareholders' Meeting to approve this Agreement, a written agreement substantially in the form attached as EXHIBIT B hereto as soon as practicable after obtaining such status.

       6.10 COORDINATION OF DIVIDENDS. Coast shall coordinate with GBB the declaration of any dividends that may be allowed pursuant to Section 6.1(b) hereof, and the record date and the payment dates relating thereto, it being the intention of the parties that holders of Coast Stock shall not receive two dividends, or fail to receive one dividend, for any applicable dividend period with respect to their shares of Coast Stock and any shares of GBB Stock any such holder will receive in exchange therefor in the Merger.

       6.11 D&O COVERAGE. In the event that GBB is unable to have Coast's and CCB's directors and officers added to GBB's directors' and officers' liability insurance policy pursuant to Section 7.2(d) hereof and upon GBB's request, Coast shall use commercially reasonable efforts to obtain (i) coverage for a period of at least 36 months following the Effective Time of the


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

Merger for the directors and officers of Coast and CCB under a directors' and officers' liability insurance policy which is no less protective in terms of coverage or limitations than now possessed by GBB covering acts or omissions occurring prior to the Effective Time of the Merger and actions related to this Agreement, and (ii) coverage for a period of at least 36 months following the Effective Time of the Merger under a bankers' blanket bond which is no less protective in terms of coverage or limitations than now possessed by Coast and CCB covering acts or omissions occurring prior to the Effective Time of the Merger and actions related to this Agreement.

                                     ARTICLE 7.

                                 COVENANTS OF GBB
                        PENDING EFFECTIVE TIME OF THE MERGER

       GBB covenants and agrees with Coast as follows:

       7.1. LIMITATION ON CONDUCT PRIOR TO EFFECTIVE TIME OF THE MERGER. Between the date hereof and the Effective Time of the Merger, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to bank holding companies and banks, each of GBB and the GBB Subsidiaries shall not, without the prior written consent of Coast, which consent Coast shall not unreasonably withhold or delay:

              (a)    take any action which would or is reasonably likely to
(i) adversely affect the ability of GBB to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby;
(ii) adversely affect GBB's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of GBB's obligations hereunder, as set forth in Articles 9 or 11 herein not being satisfied;

              (b) take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code or prevent GBB from accounting for the business combination to be effected by the Merger as a pooling-of-interests;

            amend its articles of incorporation in any respect which would materially and adversely affect the rights and privileges attendant to the GBB Stock;

              (d) enter into a GBB Acquisition Transaction that includes as a condition precedent to such GBB Acquisition Transaction that GBB terminate this Agreement; provided, however, notwithstanding the foregoing, nothing in this Agreement shall prevent GBB from entering into such a GBB Acquisition Transaction if the Board of Directors of GBB determines in good faith based upon the advice of counsel that taking such action is necessary for it to act in a manner not inconsistent with its fiduciary duties under applicable law; provided, however, that nothing herein shall prohibit Coast from terminating this Agreement pursuant to Section 13.1(l); or

              (e) agree or make any commitment to take any actions prohibited by this Section 7.1.

       7.2. AFFIRMATIVE CONDUCT OF GBB AND SUBSIDIARIES PRIOR TO EFFECTIVE TIME OF THE MERGER. Between the date hereof and the Effective Time of the Merger, GBB shall:

              (a) duly observe and conform in all material respects to all lawful requirements applicable to the business of GBB or any subsidiary of GBB;

              (b) use its commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of GBB on a consolidated basis and that is contemplated in this Agreement as required in connection with the Merger;

              (c) not later than the 30th day of each calendar month, amend or supplement the GBB Lists prepared and delivered pursuant to Article 5 to ensure that the information set forth in the GBB Lists accurately reflects the then-current status of GBB and the GBB Subsidiaries. GBB shall further amend or supplement the GBB Lists as of the Closing Date if necessary to reflect any additional information that needs to be included in the GBB Lists; and

              (d) use its commercially reasonable efforts to have Coast's and CCB's directors and officers added to GBB's directors' and officers' liability insurance policy, providing for coverage for a period of at least 36 months following the Effective Time of the Merger and covering acts or omissions occurring prior to the Effective Time of the Merger and actions related to this Agreement.

       7.3. ACCESS TO INFORMATION. Upon reasonable request by Coast, GBB shall (i) make its Chief Executive Officer, Chief Administrative Officer/Chief Financial Officer, Chief Credit Officer and Controller available to discuss with Coast and its representatives GBB's operations; and (ii) shall provide Coast with written information which is (a) similar to the written information that Coast reviewed in connection with this Agreement, and (b) related to GBB's business condition, operations and prospects on a consolidated basis. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of Coast of the right to rely upon the representations and warranties made by GBB herein; provided, that Coast shall disclose to GBB any fact or circumstance it may discover which Coast believes renders any representation or warranty made by GBB hereunder incorrect in any respect. Coast covenants and agrees that it and its representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning GBB so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the Joint Proxy Statement and Prospectus or any of the public information of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to GBB.


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



       7.4. FILINGS. GBB agrees that through the Effective Time of the Merger, each of its reports, registrations, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with generally accepted accounting principles or applicable banking regulations consistently applied during the periods involved.

       7.5. APPLICATIONS. GBB will promptly prepare and file or cause to be prepared and filed (i) an application for approval of the Merger with the FRB;
(ii) an application for approval of the Merger with the DFI; (iii) in conjunction with Coast, the Registration Statement on Form S-4 and the Joint Proxy Statement and Prospectus as it pertains to GBB; and (iv) any other applications necessary to consummate the transactions contemplated hereby. GBB shall afford Coast a reasonable opportunity to review the Joint Proxy Statement and Prospectus and all such applications and all amendments and supplements thereto before the filing thereof. GBB covenants and agrees that the Registration Statement on Form S-4 and the Joint Proxy Statement and Prospectus and all applications to the appropriate regulatory agencies for approval or consent to the Merger, with respect to information relating to GBB or the GBB Subsidiaries, will comply in all material respects with the provisions of applicable law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. GBB will use its commercially reasonable efforts to obtain all regulatory approvals or consents necessary to effect the Merger.

       7.6. BLUE SKY. GBB agrees to use commercially reasonable efforts to have the shares of GBB Stock to be issued in connection with the Merger qualified or registered for offer and sale, to the extent required, under the securities laws of each jurisdiction in which shareholders of Coast reside.

       7.7. NOTICES; REPORTS. GBB will promptly notify Coast of any event of which GBB obtains knowledge which has had or may have a material adverse affect on the financial condition, operations, business or prospects of GBB on a consolidated basis or in the event that GBB determines that it is unable to fulfill any of the conditions to the performance of Coast's obligations hereunder, as set forth in Articles 9 or 10 herein.

       7.8. REMOVAL OF CONDITIONS. In the event of the imposition of a condition to any regulatory approvals which GBB deems to materially adversely affect it or to be materially burdensome, GBB shall use its commercially reasonable efforts for purposes of obtaining the removal of such condition.


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


       7.9.   STOCK OPTIONS.

              (a) At and as of the Effective Time of the Merger, GBB shall assume each and every outstanding option to purchase shares of Coast Stock ("Coast Stock Option") and all obligations of Coast under the Coast Stock Option Plan. Each and every Coast Stock Option so assumed by GBB under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Coast Stock Option Plan and in the other documents governing such Coast Stock Option immediately prior to the Effective Time of the Merger, except that: (i) such Coast Stock Option shall be exercisable for that number of whole shares of GBB Stock equal to the product of (A) the number of shares of Coast Stock that were purchasable under such Coast Stock Option immediately prior to the Effective Time of the Merger multiplied by (B) the Conversion Ratio, with such product rounded down to the nearest whole number of shares of GBB Stock; and (ii) the per share exercise price for the shares of GBB Stock issuable upon exercise of such Coast Stock Option shall be equal to the quotient determined by dividing (A) the exercise price per share of Coast Stock at which such Coast Stock Option was exercisable immediately prior to the Effective Time of the Merger by (B) the Conversion Ratio. As soon as reasonably practicable after the Effective Time of the Merger, GBB shall issue to each holder of an outstanding Coast Stock Option a document evidencing the assumption of such Coast Stock Option by GBB pursuant to this Section 7.9.

              (b) GBB shall use its commercially reasonable efforts to comply with the terms of the Coast Stock Option Plans and insure, to the extent required by, and subject to the provisions of, such Plans, that Coast Stock Options which qualify as incentive stock options prior to the Effective Time of the Merger qualify as incentive stock options of GBB after the Effective Time of the Merger.

              (c) At or prior to the Effective Time of the Merger, GBB shall take all corporate action necessary to reserve for issuance a sufficient number of shares of GBB Stock for delivery upon exercise of GBB Stock Options assumed by it in accordance with this Section 7.9. At the Effective Time of the Merger, or as soon as practicable thereafter, GBB shall, if necessary, file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of GBB Stock (as increased in accordance with this Agreement) subject to such options and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

       7.10 RESERVATION, ISSUANCE AND REGISTRATION OF GBB STOCK. GBB shall reserve and make available for issuance in connection with the Merger and in accordance with the terms and conditions of this Agreement such number of shares of GBB Stock to be issued to the shareholders of Coast in the Merger pursuant to
Article 2 hereof.


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


       7.11 NASDAQ LISTING. GBB shall use its commercially reasonable efforts to cause the shares of GBB Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market System, subject to official notice of issuance, prior to the Effective Time of the Merger.

       7.12 GBB SHAREHOLDERS' MEETING. Promptly after the execution of this Agreement, GBB will take action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders to consider and vote upon this Agreement and the transactions contemplated hereby and an increase in the number of shares of GBB Stock reserved for issuance under the GBB Stock Option Plan so as to permit the consummation of the transactions hereby. The Board of Directors of GBB shall, subject to its fiduciary duties, recommend that its shareholders approve this Agreement and the transactions contemplated hereby and the increase in such shares, and the Board of Directors of GBB shall, subject to its fiduciary duties, use its best efforts to obtain the affirmative vote of the holders of the largest possible percentage of the outstanding GBB Stock to approve this Agreement and the transactions contemplated hereby and the increase in such shares.

                                     ARTICLE 8.
                                ADDITIONAL COVENANTS

       The parties hereto hereby mutually covenant and agree with each other as follows:

       8.1. COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practical.

       8.2. PUBLIC ANNOUNCEMENTS. No press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby shall be made by GBB or Coast unless the other party shall have provided its prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law.

       8.3. ENVIRONMENTAL ASSESSMENT AND REMEDIATION. GBB may cause to be prepared at GBB's sole cost and expense within 45 days of the date of this Agreement one or more phase I environmental investigations with respect to the Real Property set forth on the Coast Real Property List. In the event any such phase I environmental investigation report, or any such report which Coast or CCB has already obtained on any of the Real Property set forth on Coast's Real Property List, discloses facts which, in the sole discretion of GBB, warrant further investigation, GBB shall provide written notice to Coast, and Coast shall be required to cause to be completed within 60 days of such written notice, at the sole cost and expense of GBB, a phase II environmental investigation and report with respect to such property. The consultant engaged by Coast to conduct such investigation and provide such report shall be reasonably acceptable to GBB. GBB shall have 10 days from the receipt of such investigation report to reasonably object thereto, which objection shall be by written notice. In the event of any such objection, GBB shall engage an environmental consultant reasonably satisfactory to Coast who shall provide an estimate of the cost of taking any remedial action recommended or suggested in such phase II environmental investigation report, or which is required by law, or which is determined to be prudent by GBB, in its sole discretion, and, unless the estimated cost of such Remediation is in excess of $500,000 or is not reasonably determinable by such consultant (and written notice thereof provided by Coast to GBB) Coast shall immediately commence such Remediation, all at the sole cost and expense of Coast. In the event such environmental consultant determines that the estimated cost of such remediation is in excess of $500,000 or is not reasonably determinable, GBB shall have the right to terminate the Agreement pursuant to Section 13.1(k) hereof before the expiration of 21 days from the date of such written notice.

       GBB agrees to keep confidential and not to disclose any nonpublic information obtained in the course of such environmental investigation relating to environmental contamination or suspected contamination of any property on the Coast Real Property List, except as required by law.

       8.4 APPOINTMENT OF DIRECTOR. GBB agrees to take all necessary action, including, if necessary, increasing the authorized number of it directors, to appoint as contemplated by Section 2.6 hereof one member of Coast's Board of Directors to the Board of Directors of GBB effective at Effective Time of the Merger, or as soon thereafter as practicable.

                                     ARTICLE 9.

                         CONDITIONS PRECEDENT TO THE MERGER

       The obligations of each of the parties hereto to consummate the transactions contemplated herein are subject to the satisfaction, on or before the Closing Date, of the following conditions:

       9.1. SHAREHOLDER APPROVAL. The Agreement and the transactions contemplated hereby, including the increase of shares reserved for issuance under the GBB Stock Option Plan, shall have received all requisite approvals of the shareholders of Coast and GBB.

       9.2. NO JUDGMENTS OR ORDERS. No judgment, decree, injunction, order or proceeding shall be outstanding or threatened by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Merger substantially in the form contemplated by this Agreement, unless counsel to the party against whom such action or proceeding was instituted or threatened renders to the other parties hereto a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit.


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


       9.3. REGULATORY APPROVALS. To the extent required by applicable law or regulation, all approvals or consents of any Governmental Entity, including, without limitation, those of the FRB and the DFI shall have been obtained or granted for the Merger and the transactions contemplated hereby and the applicable waiting period under all laws shall have expired. All other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied.

       9.4. SECURITIES LAWS. The Registration Statement on Form S-4 shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking or threatening a stop order. GBB shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the GBB Stock to consummate the Merger.

       9.5. LISTING. The GBB Stock issuable in the Merger shall have been included for listing on the Nasdaq National Market System.

       9.6. TAX OPINION. GBB and Coast shall have received from Manatt, Phelps & Phillips, LLP an opinion reasonably satisfactory to GBB and Coast to the effect that the Merger shall not result in the recognition of gain or loss for federal income tax purposes to GBB or Coast, nor shall the issuance of the GBB Stock result in the recognition of gain or loss by the holders of Coast Stock who receive such stock, nor shall the substitution of options under
Section 7.9 result in any income or gain to the option holder or disqualify any such options as incentive stock options in connection with the Merger, dated prior to the date the Joint Proxy Statement and Prospectus is first mailed to the shareholders of Coast and GBB and such opinions shall not have been withdrawn or modified in any material respect.

       9.7.   POOLING OF INTERESTS.   Prior to the Effective Time of the Merger,
GBB shall have received from PwC a written confirmation that the Merger will qualify for pooling-of-interests accounting treatment. Additionally, prior to the Effective Time of the Merger, Deloitte & Touche LLP shall have delivered a letter to Coast to the effect that, as of the Effective Time of the Merger, no conditions exist with respect to either Coast or CCB that would preclude accounting for the Merger as a pooling-of-interests. In making their determinations that the Merger will qualify for such treatment, PwC and Deloitte & Touche LLP shall be entitled to assume that cash will be paid with respect to all shares held of record by any holder of Dissenting Shares.

                                    ARTICLE 10.

                  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF COAST

       All of the obligations of Coast to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by Coast:


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       10.1.  LEGAL OPINION.  Coast shall have received the opinion of Linda M.
Iannone, General Counsel of GBB, dated as of the Closing Date, and in form and substance satisfactory to the counsel of Coast and CCB, to the effect that: (a) GBB is a corporation validly existing under the laws of the State of California with full corporate power and authority to enter into this Agreement and the Agreement of Merger and to consummate the transactions contemplated hereby and thereby; (b) all corporate proceedings on the part of GBB necessary to be taken in connection with the Merger in order to make the same effective have been duly and validly taken; (c) this Agreement and the Agreement of Merger have been duly and validly authorized, executed and delivered on behalf of GBB and constitute (subject to standard exceptions of enforceability arising from the bankruptcy laws and rules of equity) valid and binding agreements of GBB; and
(d) the shares of GBB Stock to be issued in the Merger will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

       10.2. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF COVENANTS. All the covenants, terms and conditions of this Agreement to be complied with and performed by GBB on or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of GBB contained in Article 5 hereof shall have been true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update with respect to the GBB Lists in accordance with Section 7.2(c).

       10.3. AUTHORIZATION OF MERGER. All actions necessary to authorize the execution, delivery and performance of this Agreement and the Agreement of Merger by GBB and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Board of Directors of GBB, as required by applicable law, and GBB shall have full power and right to merge pursuant to the Agreement of Merger.

       10.4. ABSENCE OF CERTAIN CHANGES. Between the date of this Agreement and the Effective Time of the Merger, there shall not have occurred any event that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of GBB on a consolidated basis, whether or not such event, change or effect is reflected in the GBB Lists as amended or supplemented after the date of this Agreement. Without limiting the generality of the foregoing, any failure of GBB's or the Banks' mission critical computer systems or software to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such mission critical systems and software records, stores, processes and presents such calendar dates falling on or before December 31, 1999, shall constitute such a material adverse effect.


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       10.5   THIRD PARTY CONSENTS.  GBB shall have obtained all consents of other parties to their respective mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the Merger and the transactions contemplated herein to be consummated without a material default, acceleration, breach or loss of rights or benefits thereunder.

       10.6 OFFICERS' CERTIFICATE. There shall have been delivered to Coast on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of GBB certifying, to the best of their knowledge, compliance with all of the provisions of Sections 10.2, 10.3, 10.4 and 10.5.

       10.7 FAIRNESS OPINION. Coast shall have received a letter from Sandler O'Neill & Partners, L.P., dated as of a date within five Business Days of the mailing of the Joint Proxy Statement and Prospectus to the shareholders of Coast, to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of Coast.

                                    ARTICLE 11.

                    CONDITIONS PRECEDENT TO OBLIGATIONS OF GBB

       All of the obligations of GBB to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by GBB:

       11.1. LEGAL OPINION. GBB shall have received the opinion of Lillick & Charles LLP, attorneys for Coast, and in form and substance satisfactory to the counsel of GBB, to the effect that: (a) Coast is a corporation validly existing under the laws of the State of California with full corporate power and authority to enter into this Agreement and the Agreement of Merger and to consummate the transactions contemplated hereby and thereby; (b) all corporate proceedings on the part of Coast necessary to be taken in connection with the Merger in order to make the same effective have been duly and validly taken; and
(c) this Agreement and the Agreement of Merger have been duly and validly authorized, executed and delivered on behalf of Coast, and constitute (subject to standard exceptions of enforceability arising from the bankruptcy laws and rules of equity) valid and binding agreements of Coast.

       11.2. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF COVENANTS. All the covenants, terms and conditions of this Agreement to be complied with and performed by Coast at or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of Coast contained in Article 4 hereof shall have been true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, with the same effect as though such representations


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and warranties had been made on and as of the Closing Date.  It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update with respect to the Coast Lists in accordance with Section 6.2(j).

       11.3. AUTHORIZATION OF MERGER. All actions necessary to authorize the execution, delivery and performance of this Agreement and the Agreement of Merger by Coast and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Board of Directors and shareholders of Coast, and Coast shall have full power and right to merge pursuant to the Agreement of Merger.

       11.4. THIRD PARTY CONSENTS. Coast shall have obtained all consents of other parties to their respective mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the Merger and the transactions contemplated herein to be consummated without a material default, acceleration, breach or loss of rights or benefits thereunder.

       11.5. ABSENCE OF CERTAIN CHANGES. Between the date of this Agreement and the Effective Time of the Merger, there shall not have occurred any event that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of Coast on a consolidated basis whether or not such event, change or effect is reflected in the Coast Lists as amended or supplemented after the date of this Agreement. Without limiting the generality of the foregoing, any failure of Coast's or CCB's mission critical computer systems or software to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such mission critical systems and software records, stores, processes and presents such calendar dates falling on or before December 31, 1999, shall constitute such a material adverse effect.



       11.6. OFFICERS' CERTIFICATE. There shall have been delivered to GBB on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of Coast certifying, to the best of their knowledge, compliance with all of the provisions of Sections 11.2, 11.3, 11.4 and 11.5.

       11.7. FAIRNESS OPINION. GBB shall have received a letter from First Security Van Kasper dated as of a date within five Business Days of the mailing of the Joint Proxy Statement and Prospectus to the shareholders of GBB, to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of GBB.

       11.8. SHAREHOLDER'S AGREEMENTS. Concurrently with the execution of this Agreement, each director of Coast and CCB shall have executed and delivered to GBB agreements substantially in the form of EXHIBIT D hereto.


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


       11.9. AGREEMENTS NOT TO COMPETE. Concurrently with the execution of this Agreement, the directors of Coast and CCB shall have executed and delivered to GBB agreements substantially in the form of EXHIBIT C hereto.

       11.10. AFFILIATES AGREEMENTS. Concurrently with the execution of this Agreement, GBB shall have received from each person named in the letter or otherwise referred to in Section 6.9 an executed copy of an agreement substantially in the form on EXHIBIT B hereto.

       11.11. EMPLOYEE BENEFIT PLANS. GBB shall have received satisfactory evidence that all of Coast's employee benefit plans, programs and arrangements, including, without limitation, the Coast 401(k) Plan, have been treated as provided in Article 12 of this Agreement.

       11.12. DISSENTING SHARES. The number of shares of Coast Stock and GBB Stock for which demand is made to be Coast Perfected Dissenting Shares and GBB Perfected Dissenting Shares shall not exceed an amount which, when combined with other amounts payable in connection with the Merger, would result in the Merger being disqualified from pooling of interest accounting treatment.

       11.13. REMEDIATION. All remediation of environmental contamination or conditions on any Coast Property shall have been completed to the satisfaction of GBB.

       11.14. COAST ADJUSTED BOOK VALUE. At least five Business Days prior to the Effective Time of the Merger, Coast shall provide GBB with Coast's consolidated financial statements as of the close of business on the last day of the month prior to the Effective Time of the Merger. Such financial statements shall have been prepared in all material respects in accordance with generally accepted accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. At the close of business on the last day of the month preceding the Effective Time of the Merger, the Coast Adjusted Book Value shall be not less than:

              (a)    $33,330,000 if the Merger occurs in March 2000;

              (b)    $34,000,000 if the Merger occurs in April 2000;

              (c)    $34,417,000 if the Merger occurs in May 2000;

              (d)    $34,834,000 if the Merger occurs in June 2000; and

              (e)    $35,251,000 if the Merger occurs in July 2000.

       11.15. TERMINATION OF COAST STOCK OPTION PLAN. GBB shall have received satisfactory evidence that the Coast Stock Option Plan has been terminated prior to the Effective Time of the Merger.


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       11.16  ALLOWANCE FOR LOAN LOSSES.  Coast's allowance for loan and lease losses, as reflected on the consolidated financial statements referred to in
Section 11.14, shall equal the greater of:

              (a) 1.65% of Coast's total gross loans or $3,467,000 if the Merger occurs in March 2000;

              (b) 1.65% of Coast's total gross loans or $3,500,000 if the Merger occurs in April 2000;

              (c) 1.65% of Coast's total gross loans or $3,533,000 if the Merger occurs in May 2000;

              (d) 1.65% of Coast's total gross loans or $3,567,000 if the Merger occurs in June 2000; and

              (e) 1.65% of Coast's total gross loans or $3,600,000 if the Merger occurs in July 2000.

       11.17 REGULATORY APPROVALS. Any and all approvals or consents of any Governmental Entity which are necessary to consummate the Merger and the transactions contemplated hereby shall have been granted without the imposition of (a) any conditions which would, in the reasonable opinion of GBB, be unduly burdensome on the business and operations of GBB as conducted and as anticipated by GBB to be conducted subsequent to the Effective Time of the Merger, or (b) any condition or requirement which, in the reasonable opinion of GBB so materially and adversely affects the anticipated economic and business benefits to GBB of the transactions contemplated by this Agreement as to render consummation of such transaction inadvisable (in which case GBB shall promptly notify Coast).


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                                     ARTICLE 12.

                                  EMPLOYEE BENEFITS

       12.1   EMPLOYEE BENEFITS.   Prior to the Effective Time of the Merger,
Coast shall do any of the following at the direction of GBB: (a) continue to maintain the Coast 401(k) Plan, (b) discontinue one or more types of contributions to the Coast 401(k), or (c) divide the Coast 401(k) Plan into separate employee stock ownership and 401(k) component plans and continue or discontinue contributions to any or all of such component plans or, with respect to the 401(k) component, terminate such component plan. If GBB determines in its sole discretion that the 401(k) component of the Coast 401(k) Plan should be terminated prior to the Effective Time of the Merger, Coast agrees to use its best efforts to have that component terminated prior to the Effective Time of the Merger, provided that any such termination shall be expressly conditioned upon consummation of the Merger and shall provide, by its terms, that such termination shall automatically be rescinded without the necessity of any action by Coast in the event that the Merger is not consummated, and to obtain an IRS determination that such component continues to be qualified upon termination.
If Coast continues to maintain the Coast 401(k) Plan, or any portion of it, through the Effective Time of the Merger, GBB may elect, thereafter, to continue, modify or merge the Coast 401(k), to discontinue contributions to the Coast 401(k) Plan as GBB determines in its sole discretion or terminate the 401(k) component of the Coast 401(k) Plan, in each case in a manner consistent with the pooling accounting rules.

       As soon as practicable after the Effective Time of the Merger, all other Employee Plans will be discontinued or merged into GBB plans, in the discretion of GBB, and employees of Coast and CCB shall become eligible for the employee benefit plans of GBB on the same terms as such plans and benefits are generally offered from time to time to employees of GBB and the Banks in comparable positions with GBB or the Banks. For purposes of determining such employment eligibility and vesting under the employee benefit plans of GBB, GBB shall recognize such employees' years of service with Coast or CCB beginning on the date such employees commenced employment with Coast or CCB through the Effective Time of the Merger.

                                    ARTICLE 13.

                                    TERMINATION

       13.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger upon the occurrence of any of the following:

              (a)    By mutual agreement of the parties, in writing;

              (b) By Coast (unless Coast's Board of Directors shall have withdrawn or modified in a manner adverse to GBB in any respect its recommendation of the Merger to the holders of Coast Stock) or GBB (unless GBB's Board of Directors shall have withdrawn or


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

modified in a manner adverse to Coast in any respect its recommendation of the Merger to the holders of GBB Stock) upon the failure of the shareholders of Coast or GBB to give the requisite approval of this Agreement;

              (c) By Coast promptly following the expiration of 20 days from delivery of written notice by Coast to GBB of GBB's breach of or failure to satisfy any covenant or agreement contained herein resulting in a material impairment of the benefit reasonably expected to be derived by Coast from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived by Coast or cured by GBB prior to expiration of such 20 day period);

              (d) By GBB promptly following the expiration of 20 days from delivery of written notice by GBB to Coast of Coast's breach of or failure to satisfy any covenant or agreement contained herein resulting in a material impairment of the benefit reasonably expected to be derived by GBB from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived by GBB or cured by Coast prior to expiration of such 20 day period);

              (e) By Coast or GBB upon the expiration of 30 days after any Governmental Entity denies or refuses to grant any approval, consent or authorization required to be obtained in order to consummate the transactions contemplated by this Agreement unless, within said 30 day period after such denial or refusal, all parties hereto agree to resubmit the application or appeal the decision to the regulatory authority that has denied, or refused to grant the approval, consent or qualification requested;

              (f) By Coast or GBB if any conditions set forth in Article 9 shall not have been met by July 31, 2000; provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1(f) if the relevant condition shall have failed to occur as a result of any act or omission of the party seeking to terminate;

              (g) By Coast if any of the conditions set forth in Article 10 shall not have been met by July 31, 2000, or such earlier time as it becomes apparent that such condition shall not be met, provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1(g) if the relevant condition shall have failed to occur as a result of any act or omission of Coast;

              (h) By GBB if any of the conditions set forth in Article 11 shall not have been met by July 31, 2000, or such earlier time as it becomes apparent that such condition shall not be met, provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1(g) if the relevant condition shall have failed to occur as a result of any act or omission of GBB;

              (i) By GBB if Coast or CCB shall have breached any of the obligations contained in Section 6.1(n);


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


              (j) By GBB if (i) Coast shall have exercised a right specified in the last sentence of Section 6.1(n) with respect to any Superior Proposal and shall, directly or through agents or representatives, continue any discussions with any third party concerning such Superior Proposal for more than ten (10) Business Days after the date of receipt of such Superior Proposal; or (ii) a Superior Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to Coast which contains a proposal as to price (without regard to the specificity of such price proposal) and Coast shall not have rejected such proposal within ten (10) Business Days of receipt of the date its existence first becomes publicly disclosed, if earlier;

              (k)    By GBB under the circumstances set forth in Section 8.3;

By Coast if GBB shall have entered into a GBB Acquisition Transaction that includes as a condition precedent to such GBB Acquisition Transaction that GBB terminate this Agreement; or

              (m) By Coast under the circumstances set forth in Section 2.2(a)(iii).

       13.2. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Coast or GBB as provided in Section 13.1, neither Coast nor GBB shall have any further obligation or liability to the other party except
(a) with respect to the last sentences of each of Section 6.3(a), Section 7.3 and Section 8.3, (b) with respect to Section 14.1; (c) to the extent such termination results from a party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements or obligations hereunder; and (d) as provided in the Stock Option Agreement, the form of which is attached hereto as Exhibit E and which is governed by its own terms as to termination.

       13.3. FORCE MAJEURE. Coast and GBB agree that, notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war, and provided neither party has materially failed to observe the obligations of such party under this Agreement, neither party shall be obligated to pay to the other party to this Agreement any expenses or otherwise be liable hereunder.

                                    ARTICLE 14.

                                   MISCELLANEOUS

       14.1.  EXPENSES.


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

              (a) GBB hereby agrees that if this Agreement is terminated by Coast or GBB pursuant to Section 13.1(b) with respect to the failure of GBB shareholders to approve the Agreement an the transactions contemplated hereby, or pursuant to Section 13.1(c), GBB shall promptly and in any event within 10 days after such termination pay Coast all Expenses (as defined in Section 14.1(e) below) of Coast, but not to exceed $175,000.

              (b) Coast hereby agrees that if the Agreement is terminated by GBB or Coast pursuant to Section 13.1(b) with respect to the failure of Coast shareholders to approve the Agreement and the transactions contemplated hereby, or by GBB pursuant to Section 13.1(d), 13.1(i) 13.1(j), Coast shall promptly and in any event within 10 days after such termination pay GBB all Expenses of GBB, but not to exceed $250,000.

              (c) As an inducement to Coast to enter into this Agreement, (i) in the event this Agreement is terminated by Coast pursuant to Section 13.1(l) or (ii) if GBB consummates a GBB Acquisition Transaction within 12 months following termination by Coast of this Agreement pursuant to Section 13.1(c),
(g) or (m), GBB shall wire to Coast within three Business Days of the date of termination in the case of clause (i) and concurrent with the consummation of the GBB Acquisition Transaction in the case of clause (ii), an amount equal to the lesser of $2,700,000 or 2% of the assumed value of the Merger on the date the Agreement is terminated, calculated by multiplying the amount the Conversion Ratio would have been on that date times the Average Closing Price (for purposes of this Section 14.1(c), determined based on the 20 consecutive trading days immediately prior to the date of termination of the Agreement) times the number of shares of Coast Stock outstanding on the date of this Agreement (plus any outstanding shares resulting from the exercise of Coast Stock Options between the date of this Agreement and the termination thereof), which amount the parties acknowledge as representing (x) Coast's Expenses incurred in negotiating and undertaking to carry out the transactions contemplated by this Agreement, including Coast's management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; (y) Coast's indirect expenses incurred in connection with the transactions contemplated by this Agreement; and
(z) Coast's loss as a result of the transactions contemplated by this Agreement not being consummated. Any payment previously made by GBB pursuant to Section 14.1(a) hereof shall be credited against any amount due under this Section 14.1(c). If any payment is made to Coast pursuant to this Section 14.1(c), GBB shall have no further obligation to make any payment pursuant to Section 14.1(a).

              (d) Except as otherwise provided herein, all Expenses incurred by GBB and Coast in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has


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

incurred the same. Notwithstanding the foregoing, GBB and Coast shall share equally the cost of printing the Joint Proxy Statement and Prospectus.

              (e) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by the party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

       14.2 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to another shall be in writing and delivered personally or by confirmed facsimile transmission or sent by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

              To GBB:              Greater Bay Bancorp
                                   2860 West Bayshore Road
                                   Palo Alto, California  94303
                                   Attention: Steven C. Smith
                                   Facsimile Number:  (415) 494-9220

              With a copy to:      Greater Bay Bancorp
                                   400 Emerson Street, 3rd Floor
                                   Palo Alto, California 94301
                                   Attention: Linda M. Iannone, Esq.
                                   Facsimile Number: (650) 473-9419

              To Coast:            Coast Bancorp
                                   740 Front Street, Suite 240
                                   Santa Cruz, California 95060
                                   Attention:  Harvey J. Nickelson
                                   Facsimile Number:  (831) 458-0460

              With a copy to:      Lillick & Charles LLP
                                   Two Embarcadero Center, Suite 2700
                                   San Francisco, California  94111
                                   Attention:  Steven  M. Plevin, Esq.
                                   Facsimile Number:  (415) 984-8300

       Any such notice, request, instruction or other document shall be deemed received (i) on the date delivered personally or delivered by confirmed facsimile transmission, (ii) on the next Business Day after it was sent by overnight courier, postage prepaid; or (iii) on the third Business Day after it was sent by registered or certified mail, postage prepaid. Any of the persons shown above may change its address for purposes of this section by giving notice in accordance herewith.


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

       14.3. SUCCESSORS AND ASSIGNS. All terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party hereto and any such attempted assignment or delegation shall be null and void.

       14.4. COUNTERPARTS. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which, taken together, shall constitute one original document and shall become effective when one or more counterparts have been signed by the appropriate parties and delivered to each party hereto.

       14.5. EFFECT OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement or in any List shall terminate immediately after the Effective Time of the Merger.

       14.6. THIRD PARTIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any person other than parties hereto. As used in this Agreement the term "parties" shall refer only to GBB and Coast as the context may require.

       14.7. LISTS; EXHIBITS; INTEGRATION. Each List, exhibit and letter delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although Lists and letters need not be attached to each copy of this Agreement. This Agreement, together with such Lists, exhibits and letters, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

       14.8. KNOWLEDGE. Except as otherwise provided herein, whenever any statement herein or in any list, certificate or other document delivered to any party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" of any party or another Person, such party or other Person shall make such statement only after conducting an investigation reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted.

       14.9 GOVERNING LAW. This Agreement is made and entered into in the State of California, except to the extent that the provisions of federal law are mandatorily applicable, and the laws of the State of California shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

       14.10. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not affect the interpretation hereof.

       14.11. SEVERABILITY. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable


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only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

       14.12. WAIVER AND MODIFICATION; AMENDMENT. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. Except as otherwise required by law, this Agreement and the Agreement of Merger, when executed and delivered, may be modified or amended by action of the Boards of Directors of GBB and Coast without action by their respective shareholders. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

       14.13 ATTORNEYS' FEES. If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, controversy, breach, or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.


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       IN WITNESS WHEREOF, the parties to this Agreement have duly executed this
Agreement as of the day and year first above written.


ATTEST:                              GREATER BAY BANCORP



/s/ Linda M. Iannone                 By:  /s/ David L. Kalkbrenner
--------------------                      ------------------------
Secretary                                 David L. Kalkbrenner
                                          President and Chief Executive
Officer


ATTEST:                              COAST BANCORP



/s/ Bruce H. Kendall                 By:  /s/ Harvey J. Nickelson
--------------------                      -----------------------
Assistant Secretary                       Harvey J. Nickelson
                                          President and Chief Executive Officer



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